                                                                     EXHIBIT 2.1

                    AMENDED AND RESTATED INVESTMENT AGREEMENT

                                      AMONG

                                 S3 INCORPORATED

                             VIA TECHNOLOGIES, INC.

                                       AND

                                       JV

                           DATED AS OF AUGUST 28, 2000

                                TABLE OF CONTENTS

                                                                                          Page
                                                                                          ----
ARTICLE 1. DEFINITIONS.......................................................................1


ARTICLE 2. ACTIONS TO BE TAKEN AT THE CLOSING................................................7

        2.1    The Closing...................................................................7
        2.2    Actions at Closing............................................................8
        2.3    Instruments of Conveyance and Transfer, etc...................................8
        2.4    Further Assurances............................................................9
        2.5    Post-Closing Audit............................................................9

ARTICLE 3. REPRESENTATIONS AND WARRANTIES OF S3.............................................10

        3.1    Authorization, etc...........................................................10
        3.2    Corporate Status.............................................................10
        3.3    Employee Options.............................................................11
        3.4    No Conflicts, etc............................................................11
        3.5    S3 Financial Statements......................................................11
        3.6    Taxes........................................................................12
        3.7    Litigation...................................................................13
        3.8    Compliance with Laws; Governmental Approvals and Consents....................13
        3.9    Operation of the Graphics Chip Business......................................13
        3.10   Graphics Chip Business Assets................................................13
        3.11   Contracts....................................................................13
        3.12   Territorial Restrictions.....................................................15
        3.13   Inventories..................................................................15
        3.14   Intellectual Property........................................................15
        3.15   Employees, Labor Matters, etc................................................17
        3.16   Rebates......................................................................17
        3.17   Brokers, Finders, etc........................................................17
        3.18   Real Property................................................................18
        3.19   Environmental Matters........................................................18
        3.20   Accounts Receivable..........................................................19
        3.21   Purchase for Investment......................................................19
        3.22   Disclosure...................................................................19

ARTICLE 4. REPRESENTATIONS AND WARRANTIES OF VIA............................................19

        4.1    Authorization, etc...........................................................19
        4.2    No Conflicts, etc............................................................20
        4.3    Brokers, Finders, etc........................................................20
        4.4    Purchase for Investment......................................................20
        4.5    Disclosure...................................................................21

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
ARTICLE 5. COVENANTS........................................................................21

        5.1    Access and Information.......................................................21
        5.2    Confidentiality..............................................................21
        5.3    Public Announcements.........................................................22
        5.4    Conduct of Graphics Chip Business............................................22
        5.5    Commercially Reasonable Efforts..............................................25
        5.6    Intel License................................................................26
        5.7    Filings......................................................................30
        5.8    Expenses.....................................................................30
        5.9    Stamp Taxes, Duties, etc.....................................................30
        5.10   Required Notices.............................................................30
        5.11   Insurance....................................................................30
        5.12   Employee Matters.............................................................31
        5.13   Option Obligations...........................................................31
        5.14   Historically Audited Financial Statements of Graphics Chip Business..........31
        5.15   Monthly Financial Statements.................................................31
        5.16   Closing Balance Sheet........................................................31
        5.17   Intentionally Deleted........................................................31
        5.18   Updated S3 Schedules.........................................................32
        5.19   Retention Plan...............................................................32
        5.20   Rights Agreement.............................................................32
        5.21   Investor Rights Agreement....................................................32
        5.22   Additional Capital Assets....................................................32
        5.23   Covenant Not to Sue..........................................................32
        5.24   Insurance....................................................................33

ARTICLE 6. CONDITIONS TO CLOSING............................................................33

        6.1    Conditions to the Obligations of VIA.........................................33
        6.2    Conditions to the Obligations of S3..........................................34

ARTICLE 7. TERMINATION......................................................................34

        7.1    Bases for Termination........................................................34
        7.2    Effect of Termination........................................................35
        7.3    Failure to Close; Escrow.....................................................35

ARTICLE 8. INDEMNIFICATION, CONTRIBUTION AND SURVIVAL.......................................35

        8.1    Survival of Representations and Warranties...................................35
        8.2    Indemnification by S3........................................................36
        8.3    Indemnification by VIA.......................................................36
        8.4    Indemnification by JV........................................................36
        8.5    Claims.......................................................................36
        8.6    Limitation of Liabilities....................................................37

ARTICLE 9. MAXIMUM DAMAGES CAP..............................................................37

ARTICLE 10. MISCELLANEOUS...................................................................38

        10.1   Amendments and Waivers.......................................................38
        10.2   Notices......................................................................38
        10.3   Assignment...................................................................39
        10.4   Governing Law................................................................39
        10.5   Section and Other Headings...................................................40
        10.6   Counterparts.................................................................40
        10.7   Entire Agreement.............................................................40
        10.8   Severability.................................................................40
        10.9   Benefits Only to Parties.....................................................40


EXHIBITS
--------
Exhibit 1                Class A Shares Option Agreement
Exhibit 4                Joint Venture Agreement
Exhibit 5                Non-Competition Agreement
Exhibit 8                Intellectual Property Cross License Agreement
Exhibit 9                S3 Warrant and Amended and Restated Investor Rights Agreement
Exhibit 10               Guaranty
Exhibit 11               Trademark License Agreement
Exhibit 12               Employees and Consultants bound by the Proprietary Rights and
                         Information Agreement
Exhibit 13               Form of S3 Counsel's Opinion
Exhibit 14               Escrow Agreement
Exhibit 15               Management Agreement
Exhibit 16               Release

SCHEDULES
---------
Schedule A               Assumed Liabilities
Schedule B               Additional Disclosure Schedule
Schedule 3.3             S3 Stock Options
Schedule 3.4             Consents (S3)
Schedule 3.5(c)          February 27, 2000 Balance Sheet
Schedule 3.6             Taxes
Schedule 3.7             Litigation
Schedule 3.8             Compliance with Laws
Schedule 3.9             Business Operations not through S3, the S3 Subsidiaries or any other division or Affiliate
Schedule 3.10            Contributed Assets
Schedule 3.11(a)         Graphics Chip Business Contracts
Schedule 3.11(a)(i)      Employment Contracts

Schedule 3.11(a)(ii)     Asset Purchase Agreements, Other Acquisition or Divestiture
                         Agreements
Schedule 3.11(a)(iii)    Brokerage or Finders Agreements
Schedule 3.11(a)(iv)(i)  Major Suppliers During 1999
Schedule 3.11(a)(iv)(ii) Major Customers During 1999
Schedule 3.11(a)(v)      Leases of Personal Property
Schedule 3.11(a)(vi)     Other Material Contracts
Schedule 3.11(b)(i)      Contracts Designated For Assignment
Schedule 3.11(b)(ii)     Excluded Licenses
Schedule 3.11(d)         Defaults
Schedule 3.11(e)         Outstanding Powers of Attorney
Schedule 3.12            Territorial Restrictions
Schedule 3.13            Inventories
Schedule 3.14(a)(i)      Intellectual Property Assets
Schedule 3.14(a)(ii)     Contributed Intellectual Property
Schedule 3.14(c)(i)      Intellectual Property Licensed or Sublicensed to S3 or the S3
                         Subsidiaries
Schedule 3.14(c)(ii)     Intellectual Property Licensed or Sublicensed by S3 or the S3
                         Subsidiaries
Schedule 3.15            Employee Matters
Schedule 3.16            Rebates
Schedule 3.19(a)         Compliance with Environmental Laws
Schedule 3.19(b)         Notices of Violation or Non-Compliance with Environmental Laws
Schedule 3.20            Accounts Receivable (Graphics Chip Business)
Schedule 4.2             Consents (VIA)
Schedule 5.22            Additional Capital Assets

                    AMENDED AND RESTATED INVESTMENT AGREEMENT


        This Amended and Restated Investment Agreement, dated as of August 28, 2000, by and among S3 Incorporated, a corporation organized under the laws of the State of Delaware ("S3") and VIA Technologies, Inc., a corporation organized under the laws of Taiwan ("VIA").

                              W I T N E S S E T H:

        WHEREAS, S3 and VIA desire to form a corporate joint venture ("JV") for the purpose of manufacturing and distributing graphics products and conducting related research and development activities; and

        WHEREAS, the Parties desire to provide for the transfer from S3 to JV of certain assets comprising certain of the assets used by S3 in its graphics chip products business, in exchange for JV stock and the transfer by VIA or its designee of cash and/or S3 stock to JV in exchange for JV stock; and

        WHEREAS, on April 10, 2000, S3 and VIA entered into an Investment Agreement (the "Investment Agreement") which memorialized their agreements and obligations with regard to the above-described transactions; and

        WHEREAS, circumstances have changed since the Parties executed the Investment Agreement and the Parties now wish to amend and restate their agreements and obligations on the terms set forth herein;

        NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements herein contained, the Parties hereto hereby agree that the Investment Agreement shall be amended and restated as follows:

                                   ARTICLE 1.

                                   DEFINITIONS

        For purposes of this Agreement, the following terms shall have the meanings set forth below:

        "Additional Capital Assets" has the meaning set forth in Section 5.22.

        "Affiliate" means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such other Person; provided, however, that for purposes of this Agreement JV shall not be deemed to be an Affiliate of or controlled by any of the Parties, and provided, further, that neither S3 nor VIA should be deemed to be an Affiliate of the other.

        "Agreement" means this Amended and Restated Investment Agreement, as it may be amended from time to time pursuant to Section 10.1 hereof, and the Exhibits and Schedules listed in the table of contents hereto.

        "Additional Disclosure Schedules" means the schedules attached hereto which contains material amendments or modification to the Schedules and Exhibits to the Investment Agreement, in the form delivered by S3 to VIA pursuant to
Section 6.1(h) of the Investment Agreement.

        "Applicable Law" means all applicable provisions of all (i) constitutions, treaties, statutes, laws (including the common law), rules, regulations, ordinances, codes or orders of any Governmental Authority, (ii) Governmental Approvals and (iii) orders, decisions, injunctions, judgments, awards and decrees of or agreements with any Governmental Authority.

        "Assumed Liabilities" means the liabilities for inventory purchases and other items agreed to by the Parties only, and described in Schedule A hereto.

        "Class A Shares Option Agreement" means the Class A Shares Option Agreement between JV and S3 to be executed and delivered on the Closing Date, in the form attached hereto as Exhibit 1.

        "Closing" has the meaning set forth in Section 2.1.

        "Closing Balance Sheet" means the balance sheet of the Graphics Chip Business as of the Closing Date which shall be prepared in the same manner, and include the same classes of assets and liabilities as the February 27, 2000 Balance Sheet.

        "Closing Date" has the meaning set forth in Section 2.1.

        "Code" means the Internal Revenue Code of 1986, as amended.

        "Consent" means any consent, approval, authorization, waiver, permit, grant, franchise, concession, agreement, license, exemption or order of, registration, certificate, declaration or filing with, or report or notice to, any Person, including but not limited to any Governmental Authority.

        "Contracts" has the meaning set forth in Section 3.11(b).

        "Contributed Assets" means the assets described in Schedule 3.10 along with such other assets as the Parties may mutually agree, together with the proceeds of all insurance on such assets plus an amount equal to any applicable deductible or retention amount in the event of a casualty.

        "Contributed Intellectual Property" has the meaning set forth in Section 3.14(a).

        "Control" (including, with correlative meanings, the terms "controlled by" and "under common control with"), when used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

        "Encumbrance" means any mortgage, deed of trust, lien, pledge, easement, hypothecation, assignment, security interest or any other encumbrance or restriction of any type whatsoever.

        "Environmental Law" means any federal, state, local or foreign law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, legal doctrine, order, judgment, decree, injunction, requirement or agreement with any governmental entity relating to (x) the protection, preservation or restoration of the environment (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource) or to human health or safety or (y) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Substances, in each case as amended and as in effect on the Closing Date.

        "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

        "Escrow Agreement" means the escrow agreement attached hereto as Exhibit 14.

        "Escrow Assets" has the meaning set forth in Section 7.3.

        "Exchange Act" means the Securities Exchange Act of 1934, as amended.

        "Excluded Licenses" has been the meaning set forth in Section 3.11(b).

        "February 27, 2000 Balance Sheet" means the balance sheet representing only the accounts that pertain to Graphics Chip Business prepared by S3, a copy of which is attached hereto as Schedule 3.5(c).

        "Force Majeure" means: acts of God; earthquakes; fires; natural disasters; explosions; declared public states of emergency due to acts of public enemy, riots, civil commotion and insurrection; or any other similar catastrophic casualty, occurrence, condition, event or circumstance not reasonably within the excused Party's control and which could not have been anticipated and avoided by reasonable measures.

        "GAAP" means generally accepted accounting principles as in effect in the United States applicable to the financial statements of a corporation with one or more classes of its securities registered under the Exchange Act.

        "Governmental Approval" means any Consent of, with or to any Governmental Authority.

        "Governmental Authority" means any nation or government, state or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of government, including, without limitation, any government authority, agency, department, board, commission or instrumentality of the United States or Taiwan, any State of the United States or any political subdivision thereof or of Taiwan and any tribunal or arbitrator(s) of competent jurisdiction, and any self-regulatory organization to which any such functions of government have been delegated in respect of such functions.

        "Graphics Chip Business" shall mean S3's current business which involves the development, design, and manufacture of discrete graphics chips or discrete graphics chips integrated with core logic. Notwithstanding anything to the contrary herein, the Graphics Chip Business shall not include S3's board or add-in card business even though the products of such business contain graphics chips or provide graphics functionality to their users or S3's professional graphics business (e.g., the FireGL graphics board product line) which S3 conducts through its professional graphics divisions.

        "Graphics Chip Business Assets" means the Contributed Assets, the Contributed Intellectual Property and any transferred Contracts.

        "Guaranty" means that undertaking by VIA to be dated as of the Closing Date in the form attached hereto as Exhibit 10.

        "Hazardous Substance" means any substance presently or hereafter listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous, or otherwise regulated, under any Environmental Law. Hazardous Substance includes any substance to which exposure is regulated by any Government Authority or any Environmental Law including, without limitation, any toxic waste, pollutant, contaminant, hazardous substance, toxic substance, hazardous waste, special waste, industrial substance or petroleum or any derivative or by-product thereof, radon, radioactive material, asbestos or asbestos containing material, urea formaldehyde foam insulation, lead or polychlorinated biphenyls.

        "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

        "Information" means all information (whether written or oral) furnished (whether before or after the date hereof) by any of the Parties or any of its Representatives to any other Party hereto or its Representatives and all analyses, compilations, forecasts, studies or other documents prepared by a Party or its Representatives in connection with its review of the transactions contemplated hereby which contain or reflect any such information, excluding information which (i) is or becomes publicly available other than as a result of disclosure by the receiving Party or its Representatives or (ii) is or becomes available to the receiving Party on a non-confidential basis from a source (other than a Party or its Representatives) which, to the best of the receiving Party's knowledge after due inquiry, is not prohibited from disclosing such information to the receiving Party by a legal, contractual or fiduciary obligation.

        "Intel License" means the Intellectual Cross License Agreement, dated December 16, 1998, between Intel Corporation and S3.

        "Intellectual Property" means any and all United States and foreign: (i) patents (including design patents, industrial designs and utility models) and patent applications (including docketed patent disclosures awaiting filing, reissues, divisions, continuations-in-part and extensions), patent disclosures awaiting filing determination, inventions and improvements thereto; (ii) trademarks, service marks, trade names, trade dress, logos, business and product names, slogans, and registrations and applications for registration thereof, together with the goodwill associated therewith and symbolized thereby; (iii) copyrights (including software) and registrations thereof; (iv) inventions, processes, designs, formulae, trade secrets, know-how, industrial models, confidential and technical information, manufacturing, engineering and technical drawings, product specifications and confidential business information; (v) mask work and other semiconductor chip rights and registrations thereof; (vi) intellectual property rights similar to any of the foregoing; and (vii) copies and tangible embodiments thereof (in whatever form or medium, including electronic media).

        "Intellectual Property Assets" has the meaning set forth in Section 3.14(a).

        "Intellectual Property Cross License Agreement" means the Cross License Agreement, to be dated as of the Closing Date, between S3 and JV in the form attached hereto as Exhibit 8.

        "Intellectual Property Licenses" has the meaning set forth in Section 3.14(c).

        "IRS" means the United States Internal Revenue Service.

        "Joint Venture Agreement" means the Joint Venture Agreement, to be dated as of the Closing Date, between S3 and VIA in the form attached hereto as
Exhibit 4.

        "JV Transaction Agreements" means the Joint Venture Agreement, the Guaranty, the Non-Competition Agreement, the Intellectual Property Cross License Agreement, the Trademark License Agreement, the Class A Shares Option Agreement, the Release, the S3 Warrant and the Escrow Agreement.

        "Leased Real Properties" means the premises located at 2841 Mission College Boulevard, Santa Clara, CA 95054, and any other premises which the parties mutually agree shall be subleased at the Closing.

        "Leases" means the leases for the Leased Real Properties, pursuant to which S3 is the lessee.

        "Management Agreement" means the Management Agreement of even date herewith between S3 and VIA in the form attached hereto as Exhibit 15.

        "Material Adverse Effect" means a material adverse change in the value, condition or utility of the Graphics Chip Business Assets taken as a whole; provided, however, that the following shall not be taken into account in determining whether there has been or could or would be a "Material Adverse Effect:" (i) any change which occurs as a result of the announcement of this Agreement or the pendency of the transactions contemplated hereby, involving the loss of employees and customers, delay or cancellation of orders or the lack of or delay in availability of materials from suppliers, (ii) any change which occurs as a result of any action or failure to act by VIA pursuant to the Management Agreement (iii) any litigation brought or threatened against S3, VIA or JV, which does not result in the entry of injunctive relief, (iv) any action or order by the Government of Taiwan or any state or political subdivision thereof made or issued in connection with this Agreement or the transactions contemplated hereby (v) any change relating to the economy of the United States in general or the economies in which the Graphics Chip Business operates or the personal computer industry in general and not specifically related to the Graphics Chip Business, and (vi) any change that occurs as a result of failure to sublease to JV the premises located at 2841 Mission College Boulevard, Santa Clara, California 95054. Without limiting the generality of the foregoing definition, termination of the Intel License prior to the Closing Date shall constitute a Material Adverse Effect.

        "Monthly Financial Statements" has the meaning set forth in Section
5.15.

        "Non-Competition Agreement" means the Non-Competition Agreement between S3 and JV, to be executed and delivered on the Closing Date, in the form attached hereto as Exhibit 5.

        "Parties" means S3 and VIA and JV (when it becomes a party hereto), and their respective successors and permitted assigns.

        "Permitted Encumbrance" means (i) any Encumbrance for Taxes (other than income taxes) either not yet due and payable or being contested in good faith by appropriate proceedings and for which adequate reserves have been provided; (ii) mechanic's, materialmen's, workmen's, warehousemen's and other similar Encumbrances incurred in the ordinary course of business with respect to obligations which are not past due or which are being contested in good faith by appropriate proceedings and for which adequate reserves have been provided;
(iii) a lien securing any Assumed Liability; and (iv) such liens, minor imperfections of title, easements on real property or leasehold estates as do not materially impair the value of the Graphics Chip Business Assets, the Excluded Licenses, or the operation of the Graphics Chip Business.

        "Person" means an individual, corporation, partnership, limited liability company, trust, unincorporated organization or other entity or a government or any agency or political subdivision thereof.

        "Release" means the Release in the form attached hereto as Exhibit 16.

        "Representatives" means all of the directors, officers, employees, Affiliates and other representatives (including, without limitation, financial advisors, attorneys and accountants) or agents of a Person.

        "S3 Subsidiaries" means S3 International Ltd., S3 Ventures, Ltd. and S3 -- VIA, Inc.

        "S3 Warrant" shall mean that certain warrant to purchase 2,000,000 shares of S3 Common Stock at $10.00 per share, in the form attached hereto as
Exhibit 9.

        "Scheduled Closing Date" has the meaning set forth in Section 2.1.

        "SEC" means the U.S. Securities and Exchange Commission.

        "Securities Act" means the Securities Act of 1933.

        "Subleases" means those subleases between S3, as sublessor, and JV, as sublessee, to be executed and delivered on the Closing Date with respect to the Leased Real Properties.

        "Subsidiaries" means each corporation or other Person in which a Person owns or controls, directly or indirectly, capital stock or other equity interests representing at least 50% of the outstanding voting stock or other equity interests.

        "Tax" or "Taxes" means (i) any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities relating to taxes, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise, stamp and property taxes and customs duties, (ii) all interest, penalties and additions imposed with respect to such amounts, and (iii) any obligations to any Tax authority or other Governmental Authority under Treasury Regulations 1.1502-6 (or any comparable provision of the laws of any state, local or foreign jurisdiction), or under any agreements or arrangements with any other Person, with respect to amounts described in clauses (i) and (ii), including any liability for Taxes of a predecessor entity.

        "Tax Return" means any and all federal, state and local and foreign returns, estimates, information statements and reports relating to Taxes.

        "Third Party Claim" means any claim made by any third party which is to be the basis for a claim for indemnification hereunder.

        "Trademark License Agreement" means the Trademark License Agreement between S3 and JV to be executed and delivered on the Closing Date, with respect to the S3 trademark, in the form attached hereto as Exhibit 11.

        "Transfer," when used as a verb, means to sell, pledge, assign, encumber, dispose of or otherwise transfer, or, when used as a noun, means a sale, pledge, assignment, encumbrance, disposition, or other transfer.

        "Transferred Employees" has the meaning set forth in Section 3.15.

                                   ARTICLE 2.

                       ACTIONS TO BE TAKEN AT THE CLOSING

        2.1 The Closing. The closing of the transactions provided for in this
Article 2 (herein called the "Closing") shall take place at the offices of Heller Ehrman White & McAuliffe LLP, 525 University Avenue, Palo Alto, CA, at 2:00 p.m., local time, on January 3, 2001; provided, that (a) if the Closing has not occurred by January 3, 2001 and the delay is due to events (other than Force Majeure) not within the control of S3 or VIA, then the Closing shall take place on January 10, 2001, (b) if the Closing has not occurred by January 3, 2001 and the delay is due exclusively to an event constituting Force Majeure and arising from any act or failure to act by the government of Taiwan or any agency, committee or subdivision thereof, including, without limitation, any act, order or injunction against (or failure to approve, where such approval is legally required to accomplish) the transfer of funds or property pursuant to, or the consummation of any other action contemplated by, this Agreement, then the Closing shall take place as soon as practicable after the cessation of such event, but in no event later than January 17, 2001, or (c) if the Closing has not occurred by January 3, 2001 and the delay is due exclusively to an event constituting Force Majeure of a type other than the type described in clause (b) above, then the Closing shall take place as soon as practicable after the cessation of such event, but in no event later than January 31, 2001. The date on which the Closing is to occur under this Section
2.1 is referred to in this Agreement as the "Scheduled Closing Date." The date on which the Closing actually occurs is referred to in this Agreement as the "Closing Date."

        2.2 Actions at Closing. At the Closing, subject to the terms and conditions of this Agreement, the applicable Parties hereby agree to take the following actions in the following order, all of which shall be deemed to occur simultaneously:

        (a) Concurrent with the Closing, the parties shall form JV and cause it to become a party to this Agreement.

        (b) S3 and the S3 Subsidiaries shall transfer to JV all of their right, title and interest in and to the Contributed Assets, the Contributed Intellectual Property and the Contracts (to the extent such are assignable or consent to such assignment has been obtained).

        (c) VIA, or its designee, shall deliver to JV $208,000,000 payable in cash or shares of S3 common stock or any linear combination thereof. For purposes of this Section 2.2(c), each share of S3 common stock shall be valued at $16.00.

        (d) JV shall deliver to S3 $208,000,000 payable in the same form contributed by VIA pursuant to Section 2.2(c).

        (e) JV shall assume the Assumed Liabilities.

        (f) JV shall deliver certificates representing 100,000,000 shares of JV Class A common stock to S3 or its designee.

        (g) JV shall deliver certificates representing 30,000,000 shares of JV Class B common stock to VIA or its designee.

        (h) JV shall deliver certificates representing 200,000 shares of JV Class C common stock to a person or entity to be identified by VIA.

        (i) S3, VIA and JV shall each execute and deliver the JV Transaction Agreements to which each of them is a party.

        (j) S3 shall deliver the Release.

        2.3 Instruments of Conveyance and Transfer, etc. At the Closing, the applicable Parties will deliver the following documents:

        (a) S3 will deliver to JV such bills of sale, endorsements, certificates and instruments of assignment, conveyance and transfer reasonably satisfactory in form and substance to JV as shall be necessary to vest in JV or any Subsidiary designated by JV good and marketable title to the Contributed Assets, in each case, free and clear of any Encumbrances, except Permitted Encumbrances.

        (b) If VIA, or its designee, delivers S3 shares pursuant to Section 2.2(c), VIA or its designee will deliver appropriate stock certificates representing such S3 shares registered in the name of JV or S3 stock certificates endorsed in blank or with standard blank stock powers affixed thereto free and clear of any Encumbrances, except Permitted Encumbrances.

        (c) JV will deliver to S3 such instruments of assumption as shall be reasonably satisfactory in form and substance to the Parties as shall be necessary for JV to assume the Assumed Liabilities.

        2.4 Further Assurances. If at any time at or after the Closing any Party shall consider or be advised that any further instruments of conveyance and transfer, assignments, assumptions or assurances in law or any other things are necessary, desirable or proper to vest, perfect or confirm in JV, of record or otherwise, the title to any assets, properties or rights acquired or to be acquired by reason of, or as a result of, the transfers to be effected at the Closing, or to vest, perfect or confirm in S3, of record or otherwise, the security interests and liens to be effected at Closing, or to perfect or confirm the assumption by JV of the liabilities or obligations to be assumed by it at the Closing, each of the Parties agrees to execute and deliver all such deeds, instruments, assignments, assumptions and assurances in law and to do all things necessary, desirable or proper to vest, perfect or confirm title to the applicable assets, properties or rights or to confirm the assumption of the applicable liabilities and otherwise to carry out the purposes of this Agreement.

        2.5 Post-Closing Audit. Within two weeks after the Closing Date, S3 shall prepare and deliver the Closing Balance Sheet of the Graphics Chip Business. The Closing Balance Sheet shall be prepared in accordance with GAAP applied on a consistent basis and shall exclude any re-evaluation or re-adjustment as a result of the transactions contemplated by this Agreement. Promptly thereafter, JV shall cause the Closing Balance Sheet to be audited by a "Big Five" accounting firm other than Deloitte & Touche, LLP or Ernst & Young (the "Outside Auditor"). Within 60 days thereafter, the Outside Auditor shall deliver an audited balance sheet, together with the notes thereto and the report of the Outside Auditor thereon, to VIA and S3. In the event that the net value of the accounts receivable, inventories and prepaid items relating to inventories contributed by S3 to JV, and the Assumed Liabilities (other than those additional liabilities assumed by VIA pursuant to Section 5.22), reflected in the audited balance sheet prepared in accordance with GAAP applied on a consistent basis varies by more than $500,000 from the net value of such assets and liabilities reflected on the Closing Balance Sheet prepared by S3, the entire excess, if any shall be paid to S3 by VIA and the entire deficiency, if any, shall be paid to JV by S3 within 48 hours of the determination of such excess or deficiency by the Outside Auditor.

                                   ARTICLE 3.

                      REPRESENTATIONS AND WARRANTIES OF S3

        S3 represents and warrants to VIA as follows:

        3.1 Authorization, etc. S3 has the corporate power and authority to execute and deliver this Agreement and the JV Transaction Agreements to which it will be a party, to perform fully its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution and delivery by S3 of this Agreement and the JV Transaction Agreements to which it will be a party, and the consummation of the transactions contemplated hereby and thereby, have been, and on the Closing Date the execution and delivery by S3 of this Agreement and the JV Transaction Agreements to which it will be a party and the consummation of the transactions contemplated hereby and thereby will have been, duly authorized by all requisite corporate action of S3. S3 has duly executed and delivered this Agreement, and on the Closing Date S3 will have duly executed and delivered the JV Transaction Agreements to which it will be a party. This Agreement is, and on the Closing Date each JV Transaction Agreement to which S3 is a party will be, legal, valid and binding obligations of S3, enforceable against it in accordance with its respective terms except as may be limited by bankruptcy, insolvency, reorganization and similar Applicable Laws affecting creditors generally and by the availability of equitable remedies. Neither the execution and delivery of this Agreement or the JV Transaction Agreements, nor the consummation of the transactions contemplated hereby or thereby, is required to be approved by the stockholders of S3. The factual assumptions recited by S3's counsel in the opinion attached hereto as Exhibit 13 are true and correct in all material respects.

        3.2 Corporate Status.

        (a) S3 and the S3 Subsidiaries are corporations duly organized, validly existing and in good standing under the laws of the jurisdiction of their incorporation with full corporate power and authority to carry on the Graphics Chip Business and to own or lease and to operate the properties necessary to the operation of the Graphics Chip Business as and in the places where such business is conducted and such properties are owned, leased or operated.

        (b) S3 and the S3 Subsidiaries are duly qualified or licensed to do business in each of the jurisdictions in which the operation of the Graphics Chip Business or the character of the properties owned, leased or operated by it in connection with the Graphics Chip Business makes such qualification or licensing necessary, and where the failure to do so would not have a Material Adverse Effect.

        (c) S3 has delivered to VIA complete and correct copies of the certificate of incorporation and by-laws or other organizational documents of S3 and each of its Subsidiaries, in each case as amended and in effect on the date hereof. Neither S3 nor the S3 Subsidiaries are in violation of any of the provisions of its certificate of incorporation or by-laws or other organizational documents.

        (d) To S3's knowledge, S3 is not in violation of any order of any Governmental Authority or any Applicable Law to which S3 or the S3 Subsidiaries or any of their properties or assets utilized primarily in the Graphics Chip Business are subject. To S3's knowledge, S3 has obtained all licenses, permits and other authorizations and has taken all action required by Applicable Law in connection with the Graphics Chip Business as now conducted.

        3.3 Employee Options. Stock options granted by S3 pursuant to S3's 1989 Stock Option Plan (the "S3 Option Plan") are referred to in this Agreement as "S3 Stock Options." Schedule 3.3, as amended by the Additional Disclosure Schedule (hereafter "Schedule 3.3"), sets forth the following information with respect to each S3 Stock Option outstanding as of the date of this Agreement:
(i) the name of the optionee; (ii) the particular plan pursuant to which such S3 Stock Option was granted; (iii) the number of shares of common stock subject to such S3 Stock Option; (iv) the exercise price of such S3 Stock Option; (v) the vesting schedule of such S3 Stock Option and whether such vesting accelerates on a change of control of S3, as defined in S3 Option Plan; (vi) the date on which such S3 Stock Option was granted; and (vii) the date on which such S3 Stock Option expires. S3 has made available to VIA accurate and complete copies of the S3 Option Plan and the forms of all agreements evidencing S3 Stock Options. All shares of common stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instrument pursuant to which they are issuable, would be duly authorized, validly issued, fully paid and nonassessable. Except as designated in Schedule 3.3, there are no commitments or agreements of any character to which S3 is bound obligating S3 to accelerate the vesting of any S3 Stock Option as a result of the transactions contemplated by this Agreement.

        3.4 No Conflicts, etc. The execution, delivery and performance by S3 of this Agreement and each JV Transaction Agreement to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not, except as would not materially impair the ability of S3 to perform obligations hereunder and under the JV Transaction Agreements, conflict with or result in a violation of or a default under (with or without the giving of notice or the lapse of time or both), create in any other Person a right or claim of termination, amendment, modification (including without limitation the commencement of any royalty or other payment obligation on behalf of S3), acceleration or cancellation of, or result in the creation of any Encumbrance (or any obligation to create any Encumbrance) upon any of the Graphics Chip Business Assets under, (i) any Applicable Law applicable to S3 or the Graphics Chip Business Assets, (ii) the certificate of incorporation or by-laws or other organizational documents of S3 and the S3 Subsidiaries, or (iii) except as set forth in Schedule 3.4, any contract, agreement, intellectual property license or instrument to which S3 or the S3 Subsidiaries may be bound or affected and which is included or used in the Graphics Chip Business or the Graphics Chip Business Assets to be transferred to JV. Except as specified in Schedule 3.4, to S3's knowledge, no Governmental Approval or other Consent of any party is required to be obtained or made by S3 in connection with the execution and delivery of this Agreement or the JV Transaction Agreements or the consummation of the transactions contemplated hereby or thereby.

        3.5 S3 Financial Statements.

        (a) Each of the consolidated financial statements (including, in each case, any related notes thereto) for the last three fiscal years delivered to VIA (the "S3 Financials"), (i) was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and (ii) fairly presented the consolidated financial condition of S3 and its Subsidiaries as at the respective dates thereof and the consolidated results of S3's operations and cash flows for the periods indicated.

        (b) The historical audited financial statements of the Graphics Chip Business, when prepared and delivered to JV pursuant to Section 5.14, shall be true and correct as of the date thereof, be prepared in accordance with GAAP applied on a consistent basis and fairly present the financial condition of the Graphics Chip Business as at December 31, 1999, 1998 and 1997 and the results of its operations and its cash flow for the years then ended.

        (c) The February 27, 2000 Balance Sheet when prepared and delivered to VIA is true and correct in all material respects as of the date thereof, was prepared in accordance with GAAP applied on a consistent basis and fairly presents the financial condition of the Graphics Chip Business as of the date thereof.

        (d) The Closing Balance Sheet, when prepared and delivered to VIA, shall be true and correct in all material respects, be prepared in accordance with GAAP applied on a consistent basis and fairly presents the Graphics Chip Business Assets and the Additional Capital Assets as of the date thereof.

        3.6 Taxes.

        (a) S3 and the S3 Subsidiaries have timely filed all material Tax Returns required to be filed by them, which Tax Returns are true, correct and complete in all significant respects, and have paid (or S3 has paid on behalf of the S3 Subsidiaries) all Taxes required to be paid as shown on such Tax Returns.

        (b) Except for Taxes described on Schedule 3.6, S3 has paid all Taxes assessed or asserted to be due by any Governmental Authority.

        (c) There is no Encumbrance for Taxes upon any Graphics Chip Business Asset, other than liens for Taxes not yet due and payable.

        (d) S3 has provided to VIA correct and complete copies of all notices and communications from any Governmental Authorities related to Taxes of or on the Graphics Chip Business, the Graphics Chip Business Assets, the Contributed Intellectual Property, and the Contracts.

        (e) Except as provided to VIA in writing, there are no Tax-allocation, Tax-sharing or indemnification agreements related to or binding on the Graphics Chip Business or the Graphics Chip Business Assets.

        (f) Except as provided to VIA in writing, there is no contract, agreement, plan or arrangement covering any employee of the Graphics Chip Business that could give rise to the payment of any amount that would not be deductible under Section 280G, 404, or 162(m) of the Code.

        3.7 Litigation. Except as set forth in Schedule 3.7, as amended by the Additional Disclosure Schedule (hereafter "Schedule 3.7"), to S3's knowledge, there is no action, claim, demand, suit, proceeding, arbitration, grievance, citation, summons, subpoena, inquiry or investigation of any nature, civil, criminal, regulatory or otherwise, in law or in equity, pending against or relating to the Graphics Chip Business Assets, the Excluded Licenses, or the Graphics Chip Business, or against or relating to the transactions contemplated by this Agreement or the JV Transaction Agreements. Neither VIA nor JV shall assume S3's obligations under any ongoing litigation, whether or not related to the Graphics Chip Business. Except as set forth in such Schedule 3.7, to the knowledge of S3, no liability under any citations, fines or penalties has been asserted against S3 or the S3 Subsidiaries since January 1, 1995 under any Environmental Law with respect to the Leased Real Properties. Neither S3 nor the S3 Subsidiaries nor any of the Graphics Chip Business Assets are subject, or in default under any order, writ, judgment, injunction or decree of any court, tribunal, arbitration panel or any government department, commission, board, agency or instrumentality, domestic or foreign with respect to the Graphics Chip Business.

        3.8 Compliance with Laws; Governmental Approvals and Consents. Except as disclosed in Schedule 3.8, to the knowledge of S3, the Graphics Chip Business Assets are being used and operated in compliance with Applicable Law applicable to the Graphics Chip Business.

        3.9 Operation of the Graphics Chip Business. Except as disclosed in
Schedule 3.9, S3 has conducted the Graphics Chip Business only through S3 and the S3 Subsidiaries and not through any other divisions or any other Affiliate of S3.

        3.10 Graphics Chip Business Assets. Schedule 3.10, sets forth a true and complete list of all of the assets held by or used in the Graphics Chip Business designated by S3 and VIA to be contributed on the Closing Date to JV (the "Contributed Assets"). On the Closing Date, S3 and the S3 Subsidiaries will have good title to or a valid leasehold interest in or license to all of the assets comprising the Graphics Chip Business Assets, including, without limitation, the Contributed Assets, the Leased Real Property, and the Contributed Intellectual Property, in each case free and clear of any and all Encumbrances other than Permitted Encumbrances. Except for the Graphics Chip Business Assets, the Intellectual Property Assets and the Intellectual Property Licenses, there are no material assets or properties used in the operation of the Graphics Chip Business as currently conducted. Except as set forth herein and as disclosed to VIA during due diligence, S3 has no knowledge of any facts, events or circumstances relating to or affecting the Graphics Chip Business, the Graphics Chip Business Assets, or the Excluded Licenses which has since February 27, 2000 or could, individually or in the aggregate, result in a Material Adverse Effect. Except as disclosed to VIA during due diligence, the tangible personal property assets used in the Graphics Chip Business are in good repair and operating condition (subject to normal wear and tear).

        3.11 Contracts.

        (a) Schedule 3.11(a) as amended by the Additional Disclosure Schedule (hereafter "Schedule 3.11(a)") and Schedules 3.14(c)(i), as amended by the Additional Disclosure Schedule (hereafter "Schedule 3.14(c)(i)"), and Schedule 3.14(c)(ii) contain a complete and correct list of all agreements and contracts (whether written or oral) of the types described below relating to the

Graphics Chip Business, to which S3 or the S3 Subsidiaries are a party and are bound or materially affected or to which S3 or the S3 Subsidiaries are a party or by which they are bound in connection with the Graphics Chip Business:

                (i) employment contracts concerning Transferred Employees, whether written or oral, consulting agency, collective bargaining or other similar contracts and agreements under which current or future obligations exist relating to or for the benefit of Transferred Employees;

                (ii) asset purchase agreements and other acquisition or divestiture agreements (other than agreements for sales of inventory in the ordinary course of business) and any agreements relating to the sale, lease or disposal of any capital assets in the amount of $100,000 or more;

                (iii) brokerage or finder's agreements;

                (iv) orders and other contracts for the purchase or sale of materials, supplies, products or services under which current or future obligations exist, including (i) the names and addresses of all suppliers from which S3 ordered raw materials, supplies, merchandise and other goods and services with an aggregate purchase price for each such supplier of $100,000 or more during the twelve-month period ended December 31, 1999 and the amount for which each supplier invoiced S3 during such period and (ii) the names and addresses of all customers of S3 that ordered goods and services of $100,000 or more during the twelve-month period ended December 31, 1999 and the amount for which each such customer was invoiced during such period;

                (v) lease agreements providing for the leasing of personal property primarily used in, or held for use primarily in connection with, the Graphics Chip Business; and

                (vi) any other contracts, agreements or commitments that are material to the Graphics Chip Business.

        (b) Schedule 3.11(b)(i) as amended by the Additional Disclosure Schedule (hereafter "Schedule 3.11(b)(i)") sets forth a list of the contracts and agreements which have been designated by S3 for assignment to JV on the Closing Date (the "Contracts"). A number of these Contracts require third party consents for assignment. Within 30 days after the Closing Date, JV shall designate which of the Contracts it wishes to have assigned to JV; provided, however, that JV shall accept assignment of the Contracts specified in Schedule 3.11(b)(i) with an asterisk (*). Schedule 3.11(b)(ii) (hereafter "Schedule 3.11(b)(ii)"), sets forth a list of certain of the contracts, licenses and agreements which have not been designated for assignment to JV on the Closing Date (the "Excluded Licenses") and which are related to the Graphics Chip Business. While S3 shall undertake good faith efforts to request and obtain any consents necessary to such assignments, there can be no assurance that such consents can be obtained or that it will be able to assign any or all of the Contracts that require such consent. S3 shall undertake commercially reasonable efforts to maintain the Excluded Licenses in full force and effect; provided, however, that subject to Section 5.6, nothing herein shall limit or affect S3's right to enter into a merger or other similar transaction or to modify or amend said Excluded Licenses in a manner that S3 believes is in the best interests of its stockholders.

        (c) S3 has made available to VIA complete and correct copies of all written Contracts, together with all amendments thereto, and accurate descriptions of all material terms of all oral Contracts, set forth or required to be set forth in Schedules 3.11(a) and 3.11(b)(i).

        (d) Except where the failure would result in a Material Adverse Effect, all Contracts are in full force and effect and enforceable against S3 and the S3 Subsidiaries, and against each other party thereto. No party has declared an event of default under any Contract, and no such event or condition exists that, after notice or lapse of time or both, would constitute a violation, breach or event of default thereunder on the part of S3 or to the knowledge of S3, any other party thereto except as set forth in Schedule 3.11(d). To S3's knowledge, there is no fact, event or circumstance that will materially impair the ability of S3 to perform its obligations under this Agreement and the JV Transaction Agreements.

        (e) Except as set forth in Schedule 3.11(e), S3 does not have outstanding any power of attorney that relates to the operation of the Graphics Chip Business or the Graphics Chip Business Assets.

        3.12 Territorial Restrictions. Except as set forth in Schedule 3.12, neither S3 nor the S3 Subsidiaries is a party to any agreement placing a territorial restriction on the use of the Graphics Chip Business Assets.

        3.13 Inventories.

        (a) All of the inventories of raw materials, supplies, work in process, finished products, spare parts, replacement and component parts included in the Contributed Assets are of good, usable and merchantable quality in all material respects and except as set forth in Schedule 3.13, as amended by the Additional Disclosure Schedule (hereafter "Schedule 3.13"), do not include obsolete or discontinued items.

        (b) All such inventories are of such quality as to meet the quality control standards of S3 and any applicable governmental quality control standards.

        (c) All such inventories that are finished goods are saleable as current inventories at the current prices thereof in the ordinary course of business.

        (d) All such inventories are recorded on the books of S3 at the lower of cost or market value determined in accordance with GAAP.

        (e) Schedule 3.13 lists the locations of all such inventories.

        3.14 Intellectual Property.

        (a) Title. Schedule 3.14(a)(i) sets forth a list of all the Intellectual Property that is related to, used in or held for use in connection with, or is material to the operation of, the

Graphics Chip Business (the "Intellectual Property Assets"). Schedule 3.14(a)(ii), sets forth the Intellectual Property Assets which are owned by S3 and which S3 will Transfer to JV on the Closing Date (the "Contributed Intellectual Property"). Except as disclosed on Schedules 3.14(a)(i), (ii) to S3's knowledge, the Intellectual Property Assets are free and clear of all Encumbrances except Permitted Encumbrances.

        (b) No Infringement. To the knowledge of S3, neither the conduct nor products of the Graphics Chip Business nor the Graphics Chip Business Assets infringe or otherwise conflict with any rights of any Person, none of the Graphics Chip Business Assets is being infringed by any Person, and there is no patent or patent application or trademark or trademark application that interferes with the Graphics Chip Business Assets or has a Material Adverse Effect.

        (c) Licensing Arrangements. Schedule 3.14(c)(i) designates all agreements or contracts pursuant to which any other Person has licensed or sublicensed to S3 or the S3 Subsidiaries any Intellectual Property Assets, or otherwise knowingly permitted S3's or the S3 Subsidiaries' use of such Intellectual Property Assets (through non-assertion, settlement or similar agreements relating to the Graphics Chips Business) (the "Intellectual Property Licenses"). Schedule 3.14(c)(ii) designates all agreements or arrangements pursuant to which S3 or the S3 Subsidiaries have licensed or sublicensed to any other Person any Intellectual Property Assets relating to the Graphics Chips Business, or otherwise knowingly permitted such Person's use of such Intellectual Property Assets relating to the Graphics Chips Business (through non-assertion, settlement or similar agreements). Except as set forth in such Schedules 3.14(c)(i), as amended by the Additional Disclosure Schedules (hereafter "Schedule 3.14(c)(i)"), and 3.14(c)(ii), to the knowledge of S3, the Intellectual Property Licenses relating to the Graphics Chips Business (x) are in full force and effect in accordance with their terms and no default exists thereunder by S3 or its Subsidiaries or to the knowledge of S3, by any other party thereto, and (y) are free and clear of all Encumbrances. S3 or the S3 Subsidiaries have made available to VIA true and complete copies of all Intellectual Property Licenses relating to the Graphics Chips Business (including amendments, supplements, renewals, waivers and other modifications), which are set forth on such Schedules 3.14(c)(i) and 3.14(c)(ii).

        (d) No Intellectual Property Litigation. To the knowledge of S3, there are no claims that any default exists under any agreement or arrangement pertaining to the Contributed Intellectual Property, or the Excluded Licenses except as set forth on Schedule 3.7, as amended by the Additional Disclosure Schedule (hereafter "Schedule 3.7"). Except as set forth on such Schedule 3.7, none of the Contributed Intellectual Property, or the Excluded Licenses is subject to any outstanding order, ruling, decree, judgment or stipulation by or with any court, arbitrator, or administrative agency.

        (e) Due Registration, etc. To S3's knowledge, S3 has taken all such necessary or desirable actions to ensure that the patents and trademarks owned by S3 and included in the Contributed Intellectual Property or to be subject to the Intellectual Property Cross License Agreement have been duly registered under any Applicable Laws in the appropriate filing offices, and, to S3's knowledge, such registrations were issued on the basis of applications that were true and correct as of their dates, and are in full force and effect.

        (f) Protection of Intellectual Property. Exhibit 12, as amended by the Additional Disclosure Schedule (hereafter "Exhibit 12"), sets forth a true and complete list of all employees and consultants of S3's Graphics Chip Business who are bound by a form of proprietary rights and information agreement with S3 (the "Proprietary Rights and Information Agreement"). It has been S3's policy and practice to obtain a Proprietary Rights and Information Agreement from each employee and consultant of the Graphics Chip Business during the thirty-six (36) months prior to this Agreement. S3 has delivered to VIA complete and correct copies of such Proprietary Rights and Information Agreements. To the knowledge of S3, none of such confidential proprietary rights have been used, distributed or otherwise commercially exploited under circumstances which have caused the loss of any patent, trademark, copyright or trade secret used in the Graphics Chip Business.

        3.15 Employees, Labor Matters, etc. Schedule 3.15, as amended by the Additional Disclosure Schedule (hereafter "Schedule 3.15"), which shall be CONFIDENTIAL and sealed, sets forth the following information with respect to each person designated by S3 and VIA as an employee to be transferred to JV on or immediately after the Closing Date (the "Transferred Employees"): (i) the name of the employee; (ii) the position of the employee; (iii) the compensation rate of the employee; and (iv) any obligation of S3 or the S3 Subsidiaries to pay or compensate any of said employees for bonuses, retention or sick or other paid time off. Except as set forth in Schedule 3.15, S3 is not a party to or bound by any collective bargaining agreement and there are no labor unions or other organizations representing, purporting to represent or attempting to represent any Transferred Employee. Since January 1, 1995, there has not occurred or been threatened any material strike, slowdown, picketing, work stoppage, concerted refusal to work overtime or other similar labor activity with respect to any employees employed by S3 in connection with the Graphics Chip Business. To S3's knowledge, there are no material labor disputes currently subject to any grievance procedure, arbitration or litigation and there is no representation petition pending or threatened with respect to any Transferred Employee other than those listed on such Schedule 3.15. To its knowledge, S3 has not received any written notice of, or is otherwise aware of, any federal, foreign, state or local administrative proceeding (excluding workers compensation proceedings) with respect to any Transferred Employee.

        3.16 Rebates. Except as listed on Schedule 3.16, S3 has not entered into, or offered to enter into, any agreement, contract, commitment or other arrangement (whether written or oral) pursuant to which S3 is obligated, with respect to the Graphics Chip Business Assets, to make any rebates, discounts, promotional allowances or similar payments or arrangements, including without limitation returns of S3 Graphics Chip Business products or merchandise, with the ten largest customers of S3 (based on 1999 purchases) ("Rebate Obligations"). Neither S3 nor JV shall, without their respective consent, assume any liability for any other rebates. All Rebate Obligations are reflected in the S3's historical financial statements and in the February 27, 2000 Balance Sheet, and will be reflected in the Closing Balance Sheet.

        3.17 Brokers, Finders, etc. All negotiations relating to this Agreement and the JV Transaction Agreements, and the transactions contemplated hereby and thereby, have been carried on without the participation of any Person acting on behalf of S3 or Affiliates of S3 in such manner as to give rise to any valid claim against VIA for any brokerage or finder's commission, fee or similar compensation, or for any bonus payable by VIA to any officer, director, employee, agent or sales representative of or consultant to S3 upon consummation of the transactions contemplated hereby or thereby.

        3.18 Real Property.

        (a) Leases. S3 has made available to VIA correct and complete copies of the Leases. The Leases are legal, valid, binding, enforceable, and in full force and effect, except as may be limited by bankruptcy, insolvency, reorganization and similar Applicable Laws affecting creditors generally and by the availability of equitable remedies. To the knowledge of S3, no party is in default, violation or breach in any material respect under the Leases, and no event has occurred and is continuing that constitutes or, with notice or the lapse of time or both, would constitute a default, violation or breach in any respect under the Leases. Each Lease grants the tenant under the Lease the exclusive right to use and occupy the premises demised thereunder. Either S3 or the S3 Subsidiaries enjoy peaceful and undisturbed possession under the Leases for the Leased Real Properties.

        (b) No Proceedings. To S3's knowledge, there are no eminent domain or other similar proceedings pending or affecting any portion of any of the Leased Real Properties. There is no writ, injunction, decree, order or judgment outstanding, nor any action, claim, suit or proceeding, pending or, to the knowledge of S3, threatened, relating to the ownership, lease, use, occupancy or operation by any Person of any of the Leased Real Properties.

        3.19 Environmental Matters.

        (a) Except as set forth on Schedule 3.19(a), with respect to the Graphics Chip Business Assets and the Leased Real Property, S3 is and on the Closing Date will be in compliance in all material respects with all applicable Environmental Laws, except for violations that would not individually or in the aggregate have a Material Adverse Effect. To the knowledge of S3, there is no pending civil or criminal litigation, notice of violation or non-compliance of administrative proceedings relating to Environmental Laws involving S3 or the S3 Subsidiaries other than litigation, notices of violation, or administrative proceedings which would not reasonably be expected, if adversely decided, to have individually or in the aggregate a Material Adverse Effect.

        (b) Except as set forth on Schedule 3.19(b), neither S3 nor the S3 Subsidiaries have received any notice, nor does S3 have knowledge of (i) any violation of or non-compliance with any Environmental Law or any other law, statute, rule, or regulation regarding Hazardous Substances on, at, under or associated with the Leased Real Property or (ii) the actual institution or pendency of any suit, action, claim, proceeding or investigation by any Governmental Authority relating to or associated with any Leased Real Property or (iii) any actual or threatened request or demand by any Governmental Authority or third party for or relating to the investigation or removal of Hazardous Substances from any Leased Real Property or any part thereof other than violations, suits, actions, claims, proceedings, investigations or requests which could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

        (c) To the knowledge of S3, there is no condition existing on or associated with the Graphics Chip Business Assets or any Leased Real Property which could reasonably be expected to give rise to the assertion of a claim, relating to or associated with any release of Hazardous Substances or other materials on, at, under or from the Graphics Chip Business Assets or any Leased Real Property by any private individuals or Governmental Authority for cleanup of such Hazardous Substances or materials or for damages associated therewith including for alleged exposure thereto, including, but not limited to, claims involving allegations of personal injury and/or property damage.

        3.20 Accounts Receivable. Schedule 3.20, sets forth a true and complete list of all accounts receivable of the Graphics Chip Business as of the date hereof, along with an "aging" of all such accounts. At the Closing Date, all of the accounts receivable included in the Graphics Chip Business Assets will be
(i) valid and binding obligations of the party owing thereunder, (ii) current in accordance with their payment terms and not older than 60 days from the date of original invoice, and (iii) to S3's knowledge, not subject to setoff or equitable defenses against S3 or other assignors. Except as set forth in
Schedule 3.20, S3 has no knowledge that any of the accounts receivable are uncollectible.

        3.21 Purchase for Investment. S3 or its designee is acquiring the shares of JV Class A common stock solely for investment, with no present intention to resell such shares. S3 hereby acknowledges that the shares of JV Class A common stock have not been registered pursuant to Applicable Law and may not be transferred in the absence of such registration or an exemption therefrom, and that the stock certificates representing the shares issued to S3 will bear a restrictive legend to the foregoing effect.

        3.22 Disclosure. To the knowledge of S3, no representation or warranty by S3 contained in this Agreement nor any statement or certificate furnished or to be furnished by or on behalf of S3 to VIA or its representatives in connection herewith (other than the Monthly Financial Statements) or pursuant hereto contains any untrue statement of a material fact, or omits or will omit to state any material fact required to make the statements contained herein or therein not misleading. S3 has provided VIA with all material information relating to the Graphics Chip Business Assets, the Excluded Licenses, and the Intellectual Property Assets subject to the Intellectual Property Cross License Agreement, and the operation of the Graphics Chip Business.

                                   ARTICLE 4.

                      REPRESENTATIONS AND WARRANTIES OF VIA

        VIA represents and warrants to S3 as follows:

        4.1 Authorization, etc.

        (a) VIA has the corporate power and authority to execute and deliver the JV Transaction Agreements to which it will be a party, to perform fully its obligations thereunder, and to consummate the transactions contemplated thereby. The execution and delivery by VIA of this Agreement and the consummation of the transactions contemplated hereby have been, and on the Closing Date the execution and delivery by VIA of the JV Transaction Agreements to which it will be a party and the consummation of the transactions contemplated thereby will have been, duly authorized by all requisite corporate action of VIA. VIA has duly executed and delivered this Agreement and on the Closing Date will have duly executed and delivered the other JV Transaction Agreements to which it will be a party. This Agreement is, and on the Closing Date each JV Transaction Agreement to which VIA is a party will be, a legal, valid and binding obligation of VIA enforceable against it in accordance with its respective terms, except as may be limited by bankruptcy, insolvency, reorganization and similar Applicable Laws affecting creditors generally and by the availability of equitable remedies. Neither the execution and delivery of this Agreement or the JV Transaction Agreements, nor the consummation of the transactions contemplated hereby or thereby, is required to be approved by the stockholders of S3. The factual assumptions recited by S3's counsel in the opinion attached hereto as Exhibit 13 are true and correct in all material respects.

        (b) VIA is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, with full corporate power and authority to carry on its businesses.

        4.2 No Conflicts, etc. The execution, delivery and performance by VIA of this Agreement and each JV Transaction Agreement and the Guaranty to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not conflict with or result in a violation of or a default under (with or without the giving of notice or the lapse of time or both), create in any other Person a right or claim of termination, amendment, modification, acceleration or cancellation of, or result in the creation of any Encumbrance (or any obligation to create any Encumbrance) upon any of the properties or assets of VIA under (i) any Applicable Law, applicable to VIA or any of the properties or assets of VIA, (ii) the certificate of incorporation or by-laws or other organizational documents of VIA or (iii) except as set forth in
Schedule 4.2, any contract, agreement or other instrument to which VIA is a party or by which VIA or any of its properties or assets may be bound or affected (except, in the case of clause (iii) for violations or defaults that, individually and in the aggregate, would not have a material adverse effect on the properties, businesses, or results of operations of VIA as currently conducted and would not materially impair the ability of VIA to perform its obligations hereunder and under the JV Transaction Agreements and the Guaranty to which it is a party). Except for approvals under the HSR Act, no Governmental Approval, or other Consent of any party is required to be obtained or made by VIA in connection with the execution and delivery of this Agreement or the JV Transaction Agreements or the Guaranty or the consummation of the transactions contemplated hereby or thereby.

        4.3 Brokers, Finders, etc. All negotiations relating to this Agreement, the other JV Transaction Agreements and the transactions contemplated hereby and thereby have been carried on without the participation of any Person acting on behalf of VIA or Affiliates of VIA in such manner as to give rise to any valid claim against S3 for any broker's or finder's or similar fee or commission.

        4.4 Purchase for Investment. VIA or its designee is acquiring the shares of JV Class B common stock, and the S3 Warrant solely for investment, with no present intention to resell such shares or warrant. VIA understands and represents that the person or entity to be identified by VIA as the recipient of the JV Class C common stock will hold said shares solely for investment and has no present intention to resell such shares. VIA hereby acknowledges that the shares of JV Class B common stock, JV Class C common stock and the S3 common stock underlying the S3 Warrant have not been registered pursuant to Applicable Law and may not be transferred in the absence of such registration or an exemption therefrom, and that the stock certificates representing the shares issued to VIA will bear a restrictive legend to the foregoing effect.

        4.5 Disclosure. To the knowledge of VIA, no representation or warranty by VIA contained in this Agreement nor any statement or certificate furnished or to be furnished by or on behalf of VIA to S3 or its representatives in connection herewith or pursuant hereto contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact required to make the statements contained herein or therein not misleading.

                                   ARTICLE 5.

                                   COVENANTS

        5.1 Access and Information. From the date hereof until the earlier of the Closing Date or the termination of this Agreement in accordance with the terms hereof, S3 and Persons acting on its behalf will (and its respective accountants, counsel, consultants, employees and agents will) give VIA, its accountants, counsel, consultants, employees and agents, full access (except as to privileged communications) during normal business hours to, and furnish them with all documents, records, work papers and information with respect to, all of the Graphics Chip Business Assets and the properties, assets, books, contracts, commitments, reports and records relating to S3's Graphics Chip Business, as VIA shall from time to time reasonably request. In addition, S3 and Persons acting on its behalf will permit VIA, and its accountants, counsel, consultants, employees and agents, reasonable access (except as to privileged communications) to such personnel of S3's Graphics Chip Business and Persons acting on its behalf during normal business hours as may be necessary or useful to VIA in its review of the Graphics Chip Business Assets and business affairs of S3's Graphics Chip Business and the above-mentioned documents, records and information. S3 will keep VIA reasonably informed as to the affairs of S3's Graphics Chip Business through meetings conducted at least every two weeks from the date hereof to the Closing Date.

        5.2 Confidentiality. It is hereby agreed that, except as otherwise expressly provided herein:

        (a) Each Party and its Representatives (i) will keep all Information confidential and will not (except as required by Applicable Law, regulation or legal process, and only after compliance with paragraph (c) below), without the prior written consent of the affected Parties hereto, disclose any Information in any manner whatsoever, and (ii) will not use any Information other than in connection with the transactions contemplated hereby; provided, however, that a Party may reveal the Information to its Representatives (x) who need to know the Information for the purpose of evaluating the transactions contemplated hereby,
(y) who are informed by such Party of the confidential nature of the Information and (z) who agree to act in accordance with the terms hereof. Each Party will cause its Representatives to observe the terms hereof and will be responsible for any breach hereof by any of its Representatives.

        (b) Each Party and its Representatives will not (except as required by Applicable Law or stock exchange regulation, and only after compliance with paragraph (c) below), without the prior written consent of the affected Parties, disclose to any Person the fact that the Information exists or has been made available, that such Party is considering the transactions contemplated hereby or any other similar transactions or that discussions or negotiations are taking or have taken place concerning the transactions contemplated hereby or any term, condition or other fact relating to the transactions contemplated hereby or such discussions or negotiations, including, without limitation, the status thereof.

        (c) In the event that a Party or its Representatives is requested pursuant to, or required by, Applicable Law to disclose any of the Information to a third party, it will notify the other Parties hereto who are affected thereby promptly so that they may seek a protective order or other appropriate remedy or, in their sole discretion, waive compliance with the terms hereof. In the event that no such protective order or other remedy is obtained, or that such Party waives compliance with the terms hereof, the other Party will furnish only that portion of the Information which it is advised by counsel is legally required and will exercise all reasonable efforts to obtain reliable assurance that confidential treatment will be accorded the Information.

        (d) If this Agreement is terminated, at any time thereafter upon the request of a Party or any of its Representatives, the other Parties will either
(i) promptly destroy all copies of the written Information in their or their Representatives' possession and confirm such destruction to the requesting Party in writing or (ii) promptly deliver to the requesting Party, at its expense, all copies of the written Information in its or its Representatives' possession. Any oral Information will continue to be subject to the terms hereof.

        5.3 Public Announcements. Except as required by Applicable Law or stock exchange regulation applicable to the Parties, the Parties shall not, and shall not permit any Person acting on their behalf to, make any public announcement in respect of this Agreement or the transactions contemplated hereby without the prior written consent of the other Party.

        5.4 Conduct of Graphics Chip Business. On and after the date hereof and until the Closing Date, except as expressly permitted or required by this Agreement or as otherwise expressly permitted by VIA in writing (after the date hereof), S3 and each of the S3 Subsidiaries will, with respect to the Graphics Chip Business, make commercially reasonable efforts to:

        (a) carry on the Graphics Chip Business in the ordinary course and in substantially the same manner as heretofore conducted;

        (b) preserve intact its present business organization, maintain its properties in good operating condition and repair, and preserve its relationship with customers, suppliers and others having business dealings with it;

        (c) not terminate, other than for cause, the Transferred Employees;

        (d) not delay payment of any trade payables or other obligations other than in the ordinary course of business;

        (e) maintain all of the Graphics Chip Business Assets in good repair, working order and operating condition subject only to ordinary wear and tear;

        (f) keep in full force and effect insurance comparable in amount and scope of coverage to insurance now carried by it in connection with the Graphics Chip Business;

        (g) maintain its books of account and records of its business in the usual, regular and ordinary manner consistent with past policies and practice, and not change such policies or practices;

        (h) comply in all material respects with all Applicable Laws applicable to the Graphics Chip Business;

        (i) not make any material Tax elections with respect to the Graphics Chip Business that would be binding on JV or VIA after the Closing Date;

        (j) maintain its good standing in its jurisdiction of incorporation and in the jurisdictions in which it is qualified to do and does operate its Graphics Chip Business as a foreign corporation and to maintain or obtain all Governmental Approvals and other Consents necessary for, or otherwise material to, the Graphics Chip Business;

        (k) promptly advise VIA in writing of any event, circumstance, occurrence, fact, condition, change, development or effect that, individually or in the aggregate, could, to the knowledge of S3, reasonably be expected to have or result in a Material Adverse Effect or would cause a breach of this Section 5.4;

        (l) perform in all material respects all of its obligations under all Contracts;

        (m) not enter into any agreement, commitment or other transaction in connection with or relating to the Graphics Chip Business or make any capital expenditures or capital additions or improvements for or in the Graphics Chip Business or amend, modify or terminate any existing Contract entered into in connection with or relating to the Graphics Chip Business other than in the ordinary course of business and involving an expenditure of less than $100,000 (other than purchases of goods in the ordinary course of business), or enter into any agreement or commitment in connection with or relating to the Graphics Chip Business that, pursuant to its terms, is not cancelable without penalty on notice of 30 days' or less from the end of the first month following the Closing Date; provided, however, that S3 may purchase capital equipment or assets which would otherwise require VIA's consent pursuant to this Section 5.4(m) and retain such capital equipment or goods after the Closing, in which case such capital equipment or assets shall not be included within the definition of Contributed Assets and any accounts payable related to such purchaser(s) shall not be included within the definition of Assumed Liabilities;

        (n) not pay or commit to pay any bonus, other incentive compensation, change of control or similar compensation to any Transferred Employee, or grant or commit to grant to any

Transferred Employee, any other increase in or additional compensation in any form except as consistent with past practice;

        (o) not enter into, institute, adopt or amend or commit to enter into, institute, adopt or amend any employment, consulting, retention, change of control, collective bargaining, bonus or other incentive compensation, profit-sharing, health or other welfare, stock option or other equity, pension, retirement, vacation, severance, deferred compensation or other employment, compensation or benefit plan, policy, agreement, trust, fund or arrangement in respect of or for the benefit of any officer, director, employee, sales representative, agent, consultant (whether or not legally binding) in connection with the Transferred Employees, agents or consultants;

        (p) not mortgage, pledge or otherwise cause or suffer any Encumbrance to attach to any of the Graphics Chip Business Assets that would interfere with JV's use thereof or rights therein;

        (q) not sell any Graphics Chip Business Assets with a value in excess of $25,000 in each case or $500,000 in the aggregate, other than inventory in the ordinary course of business;

        (r) not make any material changes in policies or practices relating to selling practices, returns, discounts or other terms of sale or accounting therefor or in policies of employment relating to the Graphics Chip Business;

        (s) except with respect to N-Vidia, not transfer or grant any rights under, or enter into any settlement regarding the breach or infringement of, any Contributed Intellectual Property, or amend or modify any existing rights with respect to any of the Contributed Intellectual Property, which would or could affect any rights necessary to JV's utilization of such Contributed Intellectual Property;

        (t) replenish the inventories and supplies of the Graphics Chip Business in a normal and customary manner consistent with its prior practice and prudent business practices prevailing in the industry, and not make any purchase commitment for the Graphics Chip Business in excess of the normal, ordinary and usual requirements of its business or at any price or upon terms and conditions more onerous than those consistent with prior practices and customary in the industry, and, other than in the ordinary course of business, not make any change in its selling, pricing, or advertising practices in the Graphics Chip Business inconsistent with its prior practice and prudent business practices prevailing in the industry;

        (u) except with respect to N-Vidia or in the Side Letters, not institute, settle or agree to settle any litigation, action or proceeding in connection with, or relating to, the Graphics Chip Business or any Graphics Chip Business Assets, before any court or governmental body other than in the ordinary course of business consistent with prior practices but not in any case involving amounts in excess of $200,000 or the deprivation of any rights which JV would or could have under such assets or licenses; and

        (v) not resolve or commit to effect any act in contravention of any of the provisions of this Section 5.4.

If S3 believes that it will be unable to perform the obligations set forth in this Section 5.4 or that it must modify its business practices in a manner inconsistent with this Section 5.4, then S3 shall so notify VIA in writing. VIA shall have 10 business days within which to advise S3 with regard to such matter and to consent or object to S3's proposed action or respond to the situation which is the subject of the notice. If VIA does not respond to S3 within such 10-day period, then VIA shall be deemed to have consented to S3's proposed action or response, if any. Nothing in this Section 5.4 or this Agreement or the Transaction Agreements shall limit or affect S3's right to enter into a merger or similar transaction involving S3 as a whole or to sell the assets of its Spea subsidiary or division or the assets of its Diamond, Number 9 or other add-in card or board business (to the extent not specifically identified in the Schedules hereto as being transferred to JV.

        5.5 Commercially Reasonable Efforts.

        (a) Subject to the terms and conditions herein provided, S3 and VIA each hereby covenants to the other that it shall use its commercially reasonable efforts to take or cause to be taken as promptly as practicable all actions necessary or desirable on its part to permit the consummation of the transactions contemplated by this Agreement. S3 will use commercially reasonable efforts to obtain all Consents, waivers and clearances of all third parties necessary to consummate and make effective the transactions contemplated by this Agreement. If any Consent is required to assign any Contract at the Closing, S3 may, after it has used commercially reasonable efforts to obtain such Consent or a Waiver on or before the Closing, either continue to use its commercially reasonable efforts after the Closing to cause that Contract to be assigned to JV, or take commercially reasonable efforts (so long as permitted by law and not in violation of the Contract in question) to assure that the rights and obligations of S3 under such Contract shall be preserved for the benefit of JV and to facilitate receipt of the consideration to be received by S3 in and under any such Contract with respect to performance rendered or amounts that otherwise accrue after the Closing, which consideration S3 shall hold in trust for the benefit of, and upon request of JV, shall deliver to JV. If S3 elects pursuant to the preceding sentence to retain any Contract and preserve the benefits thereof for JV, S3 shall take all legal action requested by JV to segregate or otherwise secure for JV any cash or other assets received under or by virtue of such Contract or Contracts after the Closing. To the extent that any of the Contributed Assets are not capable of being validly assigned or transferred without the Consent or waiver of the other Party thereto or the issuer thereof, or if such assignment or transfer would constitute a breach thereof or a violation of any Applicable Law, this Agreement shall not constitute an assignment or transfer thereof.

        (b) From the date hereof until the earlier of (i) the termination of this Agreement pursuant to Article 7 hereof and (ii) the Closing Date, S3 will not and will instruct its directors, officers, employees, Representatives, investment bankers, agents and Affiliates not to, directly or indirectly, (i) solicit or encourage submission of, any proposals or offers by any person, entity or group (other than VIA and its Affiliates, agents and Representatives), or (ii) participate in any discussions or negotiations with, or (iii) disclose any information concerning the Graphics Chip Business to or afford any access to the properties, books or records of the Graphics Chip Business, other than in the context of the sale of S3 as a whole or any other portion of its business or
(iv) enter into any agreement or understanding with, any Person other than VIA and its Affiliates, agents and Representatives, in connection with any Acquisition Proposal, as defined herein. S3 will immediately cease any and all existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing. S3 will (i) notify VIA as promptly as practicable if any inquiry or proposal is made or any information or access is requested in connection with an Acquisition Proposal or potential Acquisition Proposal and
(ii) as promptly as practicable, notify VIA of the significant terms and conditions of any such Acquisition Proposal. In addition, from and after the date hereof until the earlier of (i) the termination of this Agreement pursuant to Article 7 and (ii) the Closing Date, S3 will not and will instruct its directors, officers, employees, Representatives, investment bankers, agents and Affiliates not to, directly or indirectly, make or authorize any public statement, recommendation or solicitation in support of any Acquisition Proposal made by any Person other than VIA. For the purposes of this Agreement, the term "Acquisition Proposal" shall mean any proposal or offer relating to any transaction, regardless of form, relating to S3's Graphics Chip Business or the Graphics Chip Business Assets, and the Excluded Licenses, other than transactions which involve the acquisition of S3 as a whole or any other portion of its business; provided, however, that nothing herein shall prohibit S3's Board of Directors from taking and disclosing to S3 stockholders a position with respect to any tender offer pursuant to Rules 14d-9 and 14e-2 promulgated under the Exchange Act. Nothing herein shall prohibit VIA from seeking injunctive or other equitable relief for any breach of this Section 5.5(b).

        (c) In the event (i) S3 breaches the provisions of Section 5.5(b), or
(ii) S3, prior to the Closing Date, engages in transactions or conduct of the type described in Section 5.5(b) which results in the termination of the Intel License prior to the Closing Date and if, as a result of either (i) or (ii), the transactions contemplated by this Agreement are not consummated in accordance with this Agreement, S3 shall, within 48 hours of VIA's demand, pay VIA a break-up fee of $12 million which shall fully and completely compensate VIA for costs and expenses incurred in connection with VIA's due diligence investigation, the preparation of documents in connection with the transactions contemplated by this Agreement and any other matters contemplated by this Agreement. Except for injunctive or other equitable relief which VIA may seek to enforce the provisions of Section 5.5(b), the break-up fee shall be VIA's sole and exclusive remedy for any claims, losses or damages arising out of or relating to a failure to consummate the transactions contemplated by this Agreement for the reasons set forth in this Section 5.5(c).

        5.6 Intel License.

        (a) If JV is Enjoined from Utilizing the Intel License (as defined in
Section 5.6(h) below), because on or after the Closing Date S3 (i) engaged in transactions or conduct effecting a "Merge" (sic) or "Change of Control" of S3 (as those terms are defined in Section 6 of the Intel License) (other than entering into or consummating the transactions contemplated by this Agreement and the JV Transaction Agreements), or (ii) affirmatively engaged in acts or conduct whether by commission or omission (other than entering into or consummating the transactions contemplated by this Agreement and the JV Transaction Agreements or entering into a settlement agreement with Intel), then the following liquidated damages shall apply to compensate JV and VIA for any and all losses they may suffer as a result thereof, subject to the Maximum Damage Cap set forth in Article 9 below, and such liquidated damages shall be VIA's and JV's sole and exclusive remedy against S3 for any and all damages and claims relating to the matters set forth in this Section 5.6 (a). S3 shall be entitled to first setoff any amount owing to JV or VIA under this Section against any amounts due S3 pursuant to Section 8.3 or 8.4 and such amount shall be credited against such payment otherwise due by S3 or any royalty payments made by S3 pursuant to Section 5.6(e).

                (i) If JV is Enjoined from Utilizing the Intel License Agreement commencing during the first 5 years following the Closing Date, then following the conclusion of said period, for each day of such 365 day period that occurred during the 5-year period following the Closing Date, S3 shall pay JV $191,780.82, within 30 days of written demand by JV, as liquidated damages; and

                (ii) If such 365 day period commences or ends during the sixth year following the Closing Date, then following the conclusion of said 365 day period, for each day of such 365 day period that occurred during the sixth year period following the Closing Date, S3 shall pay JV $123,287.67, within 30 days of written demand by JV, as liquidated damages.

        (b) If during the first 5 years after the Closing Date (i)S3 entered into a settlement agreement with Intel such that JV can no longer operate under the Intel License, then the following liquidated damages shall apply to compensate JV and VIA for any and all losses they may suffer as a result thereof, subject to the Maximum Damage Cap set forth in Article 9 below, and such liquidated damages shall be VIA's and JV's sole and exclusive remedy against S3 for any and all damages and claims relating to the matters set forth in this Section 5.6 (b). S3 shall be entitled to first setoff any amount owing to JV or VIA under this Section against any amounts due S3 pursuant to Section
8.3 or 8.4 and such amount shall be credited against such payment otherwise due by S3 or any royalty payments made by S3 pursuant to Section 5.6(e).

                (i) If as a result of entering into a settlement agreement with Intel, S3 loses the Intel License, then S3 shall pay JV $35 million within 30 days after the date that S3 enters into such settlement agreement, provided, that S3 may setoff against up to $35 million of such payment, 50% of any damages or other payments that S3 is required to pay to Intel as consideration for such settlement.

                (ii) If S3 does not lose the Intel License as a result of entering into a settlement agreement with Intel, then: (A) if such settlement is a Settlement With Release (as defined below), S3 shall pay JV $45 Million within 30 days after the date that S3 enters into such settlement agreement, provided, however, S3 may setoff against up to $35 million of such payment 50% of any damages or other payments, after the first $20 million of such damages or other payments that S3 is required to pay to Intel as consideration for such settlement, or (B) if such settlement is not a Settlement With Release, S3 shall pay JV $70 million within 30 days after the date that S3 enters into such settlement.

For purposes hereof, a Settlement With Release means that a settlement by S3 with Intel provides a release through the settlement date for all past manufacture and/or distribution of JV's products (including the inventory purchased from S3). For purposes of clauses (i) and (ii), JV's share of "damages or other payments that S3 is required to pay to Intel as consideration for such settlement" shall only apply in a Settlement With Release, and in such instance only to such damages or other payments related to the transactions contemplated hereby (including the transfer of the Graphics Business Assets to JV), JV's products (including the inventory purchased from S3), or any action or omission by JV, VIA or any Affiliate thereof, and shall not include pre-payment of royalties for JV products after such date. Liquidated damages under this Section 5.6(b) shall be paid by S3 as of the later of 30 days after: (i) the date of S3's settlement with Intel, or (ii) the fourth anniversary of the Closing.

        (c) If JV is Enjoined from Utilizing the Intel License (as defined in
Section 5.6(h) below) because of the acts or omissions of either or both of the parties prior to, or associated with, entering into or consummating the transactions contemplated by this Agreement and the JV Transaction Agreements (the "Transaction-Related Acts or Omissions"), then the following liquidated damages shall apply to compensate JV and VIA for any and all losses they may suffer as a result thereof, subject to the Maximum Damage Cap set forth in
Article 9 below, and such liquidated damages shall be VIA's and JV's sole and exclusive remedy against S3 for any and all damages and claims relating to the matters set forth in this Section 5.6(c):

                (i) If such 365 day period commences or ends during the first 5 years following the Closing Date, then following the conclusion of said 365 day period, for each day of such 365 day period that occurred during the 5 year period following the Closing Date, S3 shall pay JV $95,895.41 within 30 days of written demand by JV, as liquidated damages; and

                (ii) No liquidated damages will be due under this Section 5.6(c) with respect to days outside the five (5) year period that commences on the Closing Date.

        (d) Notwithstanding anything to the contrary herein, in no event shall VIA or JV be entitled to any damages (liquidated or otherwise) as set forth in this Section 5.6 if, on or after the Closing Date or prior to the effective date of any act or omission which would otherwise give rise to S3's liability pursuant to Section 5.6(a), (b) or (c), the Intel License terminates or ceases to cover the manufacture, sale or use by JV as a Subsidiary of S3 or otherwise of any products in the Graphics Chip Business, or (ii) JV is Enjoined from Utilizing the Intel License, due, in either (i) or (ii) to an act or omission by JV or VIA (other than the Transaction-Related Acts or Omissions that are subject to Section 5.6(c) above, provided that such Transaction-Related Acts or Omissions are undertaken in good faith).

        (e) If, on or after the Closing Date, S3 engages in transactions or other affirmative conduct which causes the Intel License to become royalty bearing pursuant to Section 6.7 of the Intel License, then the Parties agree (i) to allocate the Revenue Cap (as defined in the Intel License) equally between S3 and JV and (ii) that S3 shall be responsible for the payment of royalties due under the Intel License on account of the operations of the Graphics Chip Business conducted by JV after the Closing until such time as the maximum amount available under the Maximum Damage Cap set forth in Article 9 is exhausted and JV shall be responsible thereafter and shall pay S3 in cash for the royalties related to the operations of the Graphics Chip Business by JV prior to the due date to Intel. S3 may setoff any royalty amounts owed on account of the Graphics Chip Business, pursuant to this Section 5.6(e), against amounts owed to S3 by JV or VIA under the Guaranty or Sections 8.3 or 8.4 hereof. Notwithstanding the foregoing, if S3's revenue from operations that is subject to the Revenue Cap is less than its 50% allocation, then S3 shall reallocate any unused portion to JV.

        (f) JV hereby agrees in writing to be subject to the terms, conditions and obligations of the Intel License, to the extent necessary to derive any benefits therefrom.

        (g) S3, VIA or JV, as the case may be, shall, at its sole cost and expense use commercially reasonable efforts to defend any claim or cause of action for damages, rescission or other legal or equitable relief brought against it arising from or relating to the transactions contemplated by this Agreement or the Intel License which could impair JV's utilization thereof. Each party shall provide the other parties notice of any such claim or cause of action within 5 business days after the disclosing party's receipt of notice thereof. S3 shall consult with JV and VIA concerning the joint defense of such claim or action, all subject to the terms of a mutually agreeable joint defense and confidentiality agreement to be agreed upon by S3, VIA and JV. After making a payment under Section 5.6(a), 5.6(b) or 5.6(c), S3 will have no further liability or obligation under this Section 5.6.

        (h) "Enjoined from Utilizing the Intel License" shall mean that: (i) a court has entered an order holding, or S3 has entered into a written agreement with Intel agreeing that, the Intel License does not cover the manufacture, sale or use by JV as a subsidiary of S3 or otherwise, of any products in the Graphics Chip Business or (ii) a court has, at the request of Intel, entered an order enjoining the sale by JV of such products including without limitation any importation bans thereon, provided, that if S3 appeals such order described in
(i) or (ii) of this Section 5.6(h), JV shall only be deemed to have been "Enjoined from Utilizing the Intel License" if such order is maintained for a contiguous 365 day period beginning after the Closing Date, or if the order is stayed or dropped and within 30 days thereafter the order is reinstated, then if the old and new orders are maintained for a cumulative period of 365 days excluding the intervening period, then the "Enjoined from Utilizing the Intel License" event shall be deemed to be effective for purposes of determining S3's payment obligations hereunder on the last day of such 365 day period.

        (i) In no event shall S3 be required to make more than 1 payment pursuant to Section 5.6(a), 5.6(b) or 5.6(c), whether JV is Enjoined from Utilizing the Intel License more than once during the 5 year period referenced therein or otherwise, nor shall S3 after making a single payment under any of
Section 5.6(a), 5.6(b) or 5.6(c) be required to make any further payments under any of Section 5.6(a), 5.6(b) or 5.6(c) under any circumstances; if S3 makes a payment under any clause of Section 5.6(b), it cannot be required to make any payment under any other clause of that Section. Any payment due under Section 5.6(a), 5.6(b) or 5.6(c) shall be net of any royalty payments made by S3 (except those paid to S3 by JV) under Section 5.6(e).

        (j) Except as set forth in this Section 5.6, S3 and its Affiliates shall use commercially reasonable efforts to maintain and keep in full force and effect the Excluded Licenses and to secure for the benefit of JV all such Licenses to the extent permitted therein, and shall not Transfer any of the Excluded Licenses other than in connection with a merger or consolidation of S3 or the sale of all or substantially all of its assets, as a whole, or a sale of any division or line of business of S3.

        5.7 Filings. The Parties shall use their respective best efforts to promptly take all such action as may be necessary under United States federal, state and other laws applicable to or necessary for the consummation of the transactions contemplated hereby, and will file and, if appropriate, use their best efforts to have declared effective or approved all documents and notifications with all governmental or regulatory authorities that it deems necessary or appropriate for the consummation of the transactions contemplated hereby, including all filings necessary under the HSR Act and the Exxon-Florio Amendment to Section 721 of the Defense Production Act of 1950. If either Party fails to file any necessary amendments to its current HSR application that are necessary to reflect this Agreement on or before a date two weeks after the date of this Agreement, then such defaulting Party shall promptly pay on demand $5 million to the other Party.

        5.8 Expenses. Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby (including fees and disbursements of financial advisors, accountants and attorneys) shall be paid (i) by S3, if such costs or expenses are incurred by or on behalf of S3 (and such costs and expenses shall not be considered Assumed Liabilities if incurred by S3), and (ii) by VIA, if such costs or expenses are incurred by or on behalf of VIA.

        5.9 Stamp Taxes, Duties, etc. All sales, transfer, filing, recordation and similar taxes and fees (including all real estate transfer taxes and conveyance and recording fees, if any), and all stamp taxes, registration taxes, duties or other similar charges arising from or associated with the transactions contemplated hereby shall be borne by JV. The parties agree to reasonably cooperate with each other in good faith to minimize any such taxes or fees.

        5.10 Required Notices. At all times prior to the Closing Date, S3 and VIA shall promptly, upon obtaining knowledge thereof, give written notice to each other of (i) any facts or circumstances or the occurrence of any event or the failure of any event to occur, which will, or could reasonably be expected to, result in (x) a Material Adverse Effect, (y) a material adverse effect on such person's or any of its Affiliates' ability to consummate the transactions contemplated hereby or to satisfy its obligations hereunder, or (z) a material breach of any representation or warranty made by such person or any of its Affiliates in this Agreement, (ii) any failure by such person or any of its Affiliates to comply in all material respects with any covenant, condition or agreement contained in this Agreement, (iii) any material complaints, investigations, proceedings or hearings of any Governmental Authority or agency with respect to this Agreement, S3, the Contributed Assets or the transactions contemplated hereby, and (iv) any institution or threat of institution of any litigation or similar action with respect to this Agreement, S3, the Contributed Assets or the consummation of the transactions contemplated hereby.

        5.11 Insurance. S3 shall keep all insurance policies currently insuring the Contributed Assets or substantially equivalent insurance policies in full force and effect up to the Closing Date and S3 shall pay all premiums in respect thereto covering all periods up to and including the Closing Date. S3 shall assign to JV all its assignable rights and claims under all insurance policies of S3. To the extent that any claim that S3 has or may have pursuant to such insurance policies is not assignable, JV and S3 shall cooperate to pursue such claim and all amounts recovered by S3 pursuant to such policies shall immediately be paid to JV.

        5.12 Employee Matters. From and after the Closing Date, JV shall provide Transferred Employees comparable employment at the same base compensation rate and with generally similar responsibilities as applicable to such Transferred Employees immediately prior to the Closing Date. JV shall establish employment policies and procedures substantially similar to those in effect at S3 as of the date of this Agreement and shall establish substantially similar welfare benefit plans for such employees.

        5.13 Option Obligations. If, after the Closing Date, a Transferred Employee exercises a stock option to purchase S3 common stock, then, within 5 business days of such exercise, JV shall pay S3 the difference between the exercise price of such stock option held by the Transferred Employee and a price per share equal to the lowest closing price for S3 common stock on the Nasdaq National Market during the 5 business days preceding the date of this Agreement.

        5.14 Historically Audited Financial Statements of Graphics Chip Business. On or before a date which is 90 days from the Closing Date, S3 shall, at its sole cost and expense, deliver to JV audited financial statements of the Graphics Chip Business as conducted by S3 for its last three fiscal years, along with the unqualified audit report of Ernst & Young LLP thereon.

        5.15 Monthly Financial Statements. Within 15 days following each month end between the date of this Agreement and the Closing Date, S3 shall prepare and deliver to VIA unaudited financial statements of the Graphics Chip Business as of the month then ended.

        5.16 Closing Balance Sheet. S3 shall prepare and deliver a Closing Balance Sheet to JV within 14 days after the Closing Date, prepared in accordance with GAAP applied on a consistent basis, reflecting only the Graphics Chip Business Assets and the Assumed Liabilities and Additional Capital Assets (if any).

        5.17 Intentionally Deleted.

        5.18 Updated S3 Schedules. S3 shall prepare and deliver to VIA updated Schedules under this Agreement 4 business days prior to the Closing Date (the "Updated S3 Schedules") and shall cooperate with the Outside Auditor in taking a physical inventory on or before the Closing Date.

        5.19 Retention Plan. VIA shall adopt and implement a retention plan applicable to Transferred Employees only and shall be responsible for the costs of such plan; provided, that if the Closing does not occur solely as a result of action or inaction by S3, then S3 shall promptly reimburse VIA for all such costs up to a maximum amount of $8,000,000.

        5.20 Rights Agreement. The S3 Rights Agreement dated as of May 14, 1997 between the First National Bank of Boston and S3 (the "Rights Agreement") shall be amended if VIA at any time after the Closing ceases to hold S3 stock representing at least 15% of all voting interests in S3 to delete the effect of the amendment referenced in the next sentence. On or before the Closing, the Board of Directors of S3 shall take, or cause to be taken, all requisite corporate action to insure that VIA shall not, by virtue of its acquisition of shares of S3 at the Closing pursuant to the Warrant, become an "Acquiring Person" as defined in S3's Rights Agreement, dated as of May 14, 1997, between S3 and The First National Bank of Boston (the "Rights Agreement"), and that no "Distribution Date" as defined in such agreement, shall occur, or be deemed to have occurred, by virtue of the foregoing acquisition of shares by VIA.

        5.21 Investor Rights Agreement. The Amended and Restated Investor Rights Agreement, dated February 18, 2000, between S3 and VIA shall be further amended and restated to include the shares of S3 Common Stock purchased by VIA upon exercise of the S3 Warrant.

        5.22 Additional Capital Assets. Schedule 5.21 sets forth a list of capital assets with respect to which S3 has placed an order to purchase but has not yet received delivery. Schedule 5.21 shall be amended prior to the Closing Date to add any other assets whose purchase is approved by VIA pursuant to
Section 5.4(m). On or before the Closing Date, VIA will designate those assets listed on Schedule 5.21, which shall become additional Contributed Assets ("Additional Capital Assets"). S3 shall retain any such assets which VIA has not designated as Contributed Assets. If S3 has received delivery of an Additional Capital Asset, the liability relating to that asset, if any, shall be assumed by JV on the Closing Date as an Assumed Liability. If S3 has not received delivery of an Additional Capital Asset, it shall transfer its rights and obligations under the applicable contract or purchase order to JV at Closing.

        5.23 Covenant Not to Sue. From and after the date of this Agreement until the earlier of either (a) termination of this Agreement by either party or
(b) January 30, 2001, S3 will not, on behalf of itself, or in cooperation or participation with any other person, firm, entity, corporation, institute, or government agency, file, refile, or in any manner participate in or prosecute any claim, charge, grievance, complaint, or action of any sort against any party to the Release before any local, state or federal court, arbitrator, administrative agency, board or tribunal concerning any matter arising out of or in connection with the failure to close the transactions contemplated by the Investment Agreement, dated as of April 10, 2000, between VIA and S3, and the exhibits and schedules thereto, including without limitation the application submitted by VIA to the government of Taiwan in connection with said Investment Agreement and VIA's failure to obtain the Taiwanese government's approval of such application.

        5.24 Insurance. S3 will file and diligently prosecute claims for loss of Contributed Assets due to fire, theft or other casualty covered by insurance maintained by S3.

                                   ARTICLE 6.

                              CONDITIONS TO CLOSING

        6.1 Conditions to the Obligations of VIA. The obligations of VIA under this Agreement shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, unless waived as provided in Section 10.1:

        (a) Representations, Warranties and Agreements. All representations and warranties made herein by S3 shall be true and correct in all respects on the date hereof and (except as contemplated hereby) at and as of the Closing Date with the same effect as though made at and as of such date, except to the extent due to the acts or failure to act by VIA (without the concurrence of S3) pursuant to the Management Agreement, and S3 shall have performed in all respects all covenants and agreements required by this Agreement and the other JV Transaction Agreements to be performed by it at or prior to the Closing Date except for such changes in the representations and warranties, and failure of performance, that individually or in the aggregate do not have a Material Adverse Effect on the Graphics Chip Assets, as of the Closing Date. VIA shall have received from S3 certificates, dated the Closing Date and signed by authorized officers of S3, to the foregoing effect.

        (b) Authorizations, Approvals and Consents. The mandatory waiting period under the HSR Act (including any extension thereof) shall have expired, the approval of VIA's Board of Directors and S3's Board of Directors shall have been received, and the authorizations, approvals, consents and other items required in connection with the execution and delivery of this Agreement and the other JV Transaction Agreements or the consummation of the transactions contemplated hereby or thereby shall have been obtained.

        (c) No Injunction, etc. Consummation of the transactions contemplated hereby shall not have been restrained, enjoined or otherwise prohibited by any Applicable Law, including any order, injunction, degree or judgment of any Governmental Authority. No Governmental Authority shall have determined any Applicable Law to make illegal the consummation of the transactions contemplated hereby or by the other JV Transaction Agreements.

        (d) Execution of JV Transaction Agreements. The JV Transaction Agreements shall have been executed and delivered by all Parties thereto (other than VIA) and shall be in full force and effect.

        (e) Opinion of Counsel to S3. VIA shall have received an opinion or opinions, dated as of the Closing Date, from counsel to S3 substantially in the form attached hereto as Exhibit 13.

        (f) Updated S3 Schedules. VIA shall have received the Updated S3 Schedules and the changes reflected therein from the original S3 Schedules delivered upon the signing of this Agreement shall not constitute a Material Adverse Effect.

        6.2 Conditions to the Obligations of S3. The obligations of S3 under this Agreement shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, unless waived as provided in Section 10.1:

        (a) Representations, Warranties and Agreements. All representations and warranties made herein by VIA shall be true and correct in all respects on the date hereof and (except as contemplated hereby) at and as of the Closing Date, with the same effect as though made at and as of such date, and VIA shall have performed in all respects all covenants and agreements required by this Agreement and the other JV Transaction Agreements to be performed by it at or prior to the Closing Date. S3 shall have received from VIA certificates, dated the Closing Date and signed by authorized officers of S3, to the foregoing effect. S3 shall have received from VIA certificates, dated the Closing Date and signed by authorized officers of S3 to the effect all representations and warranties made herein by VIA shall be true and correct in all material respects on the Closing Date.

        (b) Authorization, Approvals and Consents. The mandatory waiting period under the HSR Act (including any extensions thereof) shall have expired, the approval of S3's Board of Directors shall have been received and the authorizations, approvals, consents and other items required in connection with the execution and delivery of this Agreement and the other JV Transaction Agreements or the consummation of the transactions contemplated hereby or thereby shall have been obtained.

        (c) No Injunction, etc. Consummation of the transactions contemplated hereby shall not have been restrained, enjoined or otherwise prohibited by any Applicable Law, including any order, injunction, degree or judgment of any Governmental Authority. No Governmental Authority shall have determined any Applicable Law to make illegal the consummation of the transactions contemplated hereby or by the other JV Transaction Agreements.

        (d) Execution of JV Transaction Agreements. The JV Transaction Agreements shall have been executed and delivered by all Parties thereto (other than S3) and shall be in full force and effect.


                                   ARTICLE 7.

                                   TERMINATION

        7.1 Bases for Termination. This Agreement may be terminated at any time prior to the Closing:

        (a) by mutual written consent of S3 and VIA;

        (b) by either S3 or VIA, if the Closing shall not have occurred by the Scheduled Closing Date or such later date as S3 and VIA shall agree in writing, otherwise than on account of a breach of this Agreement by the terminating Party;

        (c) by VIA, if there has been a material breach of any representation, warranty, covenant or agreement on the part of S3 giving rise to or resulting in a Material Adverse Effect;

        (d) by either S3 or VIA, if a Governmental Authority (other than the government of Taiwan or any agency or committee or subdivision thereof) shall have issued an order, decree or ruling or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Closing or any of the transactions contemplated hereby or by the JV Transaction Agreements, which order, decree or ruling is final and non-appealable;

        (e) by either S3 or VIA, if S3 is required to pay a break-up fee pursuant to Section 5.5(c).

        7.2 Effect of Termination. Any termination of this Agreement under
Article 7 will be effective immediately upon the delivery of written notice of the terminating Party to the other parties hereto. Upon any termination of this Agreement by either S3 or VIA as provided in Section 7.1, this Agreement shall forthwith become null and void ab initio and there shall be no liability or obligation on the part of S3 or VIA or their respective Affiliates, officers, directors or employees and except that the provisions of Section 5.2, 5.3, 5.5(c), 5.8, 5.9 and 7.2 shall survive any termination of this Agreement.

        7.3 Failure to Close; Escrow. If the Closing shall not have occurred by January 3, 2001, and if the failure to close is due solely as a result of action taken or inaction by S3, where, but for such action or inaction, the Closing would have occurred, then S3 shall pay VIA $20,000,000. Such amount shall be paid on the termination of this Agreement. If the Closing shall not have occurred by the Scheduled Closing Date, and if the failure to close is not solely due to action or inaction taken by S3, VIA shall immediately pay S3 either $60,000,000 in cash or 6,000,000 shares of S3 common stock or any linear combination thereof. As security for such payment, concurrent with the execution of this Agreement, VIA shall execute the Escrow Agreement and shall deliver to S3 or its agent for deposit into escrow $60,000,000 in cash or 6,000,000 shares of S3 common stock or any linear combination thereof (the "Escrow Assets"). The payment provided by Section 5.7 and the payments provided in this Section 7.3 shall constitute the sole and exclusive remedy of any Party for damages resulting from the failure to timely file a HSR application under Section 5.7 and the failure to close under this Section 7.3.

                                   ARTICLE 8.

                   INDEMNIFICATION, CONTRIBUTION AND SURVIVAL

        8.1 Survival of Representations and Warranties. The representations and warranties of S3 and VIA set forth in this Agreement or in any certificate delivered by either of them pursuant to this Agreement, except those set forth in Sections 3.6 and 3.19 which shall survive for the appropriate statute of limitations, shall survive the Closing Date and the consummation of the transactions contemplated hereby for a period of 1 year after the Closing Date and will then and thereupon terminate. No claim shall be made by any Person by virtue of or arising out of or resulting from or relating to the breach of any such representation or warranty unless written notice of such claim shall have been given on or prior to the date on which such representation or warranty shall expire, in which event each such representation and warranty shall, solely with respect to such claim and all other claims arising out of the same specific facts or circumstances, survive until such claims are resolved and all obligations with respect thereto are satisfied. All covenants and agreements of the Parties herein shall survive the Closing without any limitation.

The Parties agree that any amounts owing by S3 on account of, or as a result of, a breach of any of its representations or warranties shall be first setoff against amounts owed by JV under this Agreement, or by VIA under the Guaranty, VIA agrees that such setoff by S3 against amounts owed by JV and VIA shall satisfy any obligation owing by S3 to JV or VIA as a result of such breach.

        8.2 Indemnification by S3. S3 hereby agrees to indemnify and hold harmless VIA and JV (and each of their respective directors, officers and Affiliates and their respective successors and permitted assigns) from and against any and all losses, obligations, deficiencies, liabilities, claims, damages, costs and expenses (including without limitation the amount of any settlement of any claim subject of this indemnification and all reasonable legal and other expenses incurred in connection with the investigation, prosecution or defense of any matter indemnified pursuant hereto) (collectively, "Damages") which any such indemnified Party may sustain, suffer or incur directly or indirectly and which result from, arise out of, are caused by or relate to (a) the breach by S3 of any representation, warranty, covenant or agreement made by it in this Agreement or in any agreement or instrument executed and delivered by it pursuant hereto (b) any liability, whether absolute or contingent, arising out of or related to the ownership or to the operation of the Graphics Chip Business prior to the Closing Date and not included in the Assumed Liabilities or (c) any liability arising under the Warner Act as it may apply to the transactions contemplated by this Agreement and the JV Transaction Agreements and S3's termination of any of its employees; provided, however that any breach or liability arising from acts or failure to act by VIA pursuant to the Management Agreement, and any liability arising from the termination of employment of any Transferred Employee subsequent to the Closing, is not subject to this clause (c).

        8.3 Indemnification by VIA. VIA hereby agrees to indemnify and hold harmless S3 and JV (and each of their respective directors, officers and Affiliates and their respective successors and permitted assigns) from and against any and all Damages which any such indemnified Party may sustain, suffer or incur directly or indirectly and which result from any breach by VIA of any representation, warranty, covenant or agreement made by it in this Agreement or in any agreement or instrument executed and delivered by it pursuant hereto and any failure by JV to pay, when due, any of the Assumed Liabilities.

        8.4 Indemnification by JV. JV hereby agrees to indemnify and hold harmless S3 and VIA (and each of their respective directors, officers and Affiliates and their respective successors and permitted assigns) from and against any and all Damages which any such indemnified Party may sustain, suffer or incur directly or indirectly and which result from any breach by JV of any representation, warranty, covenant or agreement made by it in this Agreement or in any agreement or instrument executed and delivered by JV pursuant hereto, including, without limitation, any failure by JV to pay, when due, any of the Assumed Liabilities.

        8.5 Claims. Any claim for indemnity under Section 8.2, 8.3 or 8.4 hereof shall be made by written notice from the indemnified Party to the indemnifying Party specifying in reasonable detail the basis of the claim. When an indemnified Party seeking indemnification under Section 8.2, 8.3 or 8.4 receives notice of any Third Party Claims which is to be the basis for a claim for indemnification hereunder, the indemnified Party shall give written notice within a reasonable period thereof to the indemnifying Party reasonably indicating (to the extent known) the nature of such claims and the basis thereof. Any failure by the indemnified Party to provide such notice shall not affect the indemnifying Party's obligations hereunder, except to the extent of any material liability caused by such delay. Upon notice from the indemnified Party, the indemnifying Party may, but shall not be required to, assume the defense of any such Third Party Claim, including its compromise or settlement, and the indemnifying Party shall pay all reasonable costs and expenses thereof and shall be fully responsible for the outcome thereof; provided, however, that the indemnifying Party may not settle or compromise any Third Party Claim without the indemnified Party's prior written consent (which consent shall not be unreasonably withheld). The indemnifying Party shall give written notice to the indemnified Party as to its intention to assume the defense of any such Third Party Claim within ten (10) business days after the date of receipt of the indemnified Party's notice in respect of such Third Party Claim. If an indemnifying Party does not, within ten (10) business days after the indemnified Party's notice is given, give written notice to the indemnified Party of its assumption of the defense of the Third Party Claim, the indemnifying Party shall be deemed to have waived its rights to control the defense thereof. If the indemnified Party assumes the defense of any Third Party Claim because of the failure of the indemnifying Party to do so in accordance with this Section 8.5, the indemnifying Party shall pay all reasonable costs and expenses of such defense and shall be fully responsible for the outcome thereof. The indemnifying Party shall have no liability with respect to any compromise or settlement thereof effected without its prior written consent (which consent shall not be unreasonably withheld).

        8.6 Limitation of Liabilities. Neither S3, nor JV nor VIA shall be obligated to provide indemnification under Sections 8.2, 8.3 or 8.4, respectively, unless the aggregate amount of all claims for which any Party is liable under Section 8.2, 8.3 or 8.4, respectively, exceeds $500,000, in which case such Party shall be liable for all such amounts. Further, the Parties agree that the aggregate maximum liability of S3 or VIA, as the case may be, from or on account of a breach of representations and warranties or on an account of any indemnification obligations arising under Sections 8.2 (excepting 8.2(b) and 8.2(c)), 8.3 and 8.4 shall be capped at $30 million, provided, however, that such cap shall not apply to any liability arising from any failure by VIA or JV to discharge or pay the Assumed Liabilities, when due. Notwithstanding anything to the contrary herein, such limit shall not apply to, and be exclusive of, VIA or JV's obligations to S3 pursuant to Section 5.13(a) hereof. In the case of S3, any obligation arising under Sections 5.6(a) through (c), 5.6(e) and 8.2 shall first be satisfied through setoff against amounts owed by JV or VIA to S3 under
Section 8.3 or 8.4 hereof. In the case of VIA or JV, any obligation under
Section 8.3 or 8.4 hereof, as the case may be, shall first be satisfied through setoff against amounts owed to JV or VIA by S3 under Sections 5.6(a) through
(c), 5.6(e) and Section 8.2.

                                   ARTICLE 9.

                               MAXIMUM DAMAGES CAP

        The Parties agree that the total liability of S3 on the one hand (including its aggregate payment obligations under Sections 2.5, 5.6, 5.8, 5.13(b), and Article 8) and JV and VIA, on the other hand, on account of any breach of this Agreement or of the JV Transaction Agreements, of whatever kind or nature and for whatever reason, shall be limited to a maximum amount of $70 million; provided, however, that with respect to VIA's and JV's liability to S3 such limit shall not apply to, and shall be exclusive of, (i) any amounts owed under Sections 2.2(c) and (d) of this Agreement or the Guaranty, or (ii) any amounts owed or liability incurred by JV to S3 pursuant to Section 5.13 of this Agreement, or (iii) any amounts payable by JV under Section 5.6(e), or (iv) any amounts owed by VIA or JV to S3 under Section 8.3 or 8.4 or otherwise as a consequence of JV's or VIA's failure to pay or discharge the Assumed Liabilities, when due. The Parties further agree that S3's obligation to pay certain royalties, pursuant to Section 5.6(e), shall be limited to and capped at an amount equal to the difference between $70 million less (i) any amounts theretofore set off by S3 against the amounts owing by JV to S3 under this Agreement, pursuant to the terms of this Agreement, and (ii) any amounts theretofore paid in cash by S3 to JV or VIA pursuant to Sections 5.6(a) through
(c); provided, however, that there shall not be any duplication for such setoffs and any such payment made directly by S3 to JV or VIA. None of the Parties' obligations under Section 5.7 or 7.3 shall be subject to this Article 9.


                                   ARTICLE 10.

                                  MISCELLANEOUS

        10.1 Amendments and Waivers. This Agreement may be amended or modified in whole or in part at any time prior to the Closing by an instrument in writing executed by each of the Parties in the same manner as this Agreement. In addition, any Party may, at its option, by an instrument in writing executed in the same manner as this Agreement, waive or extend the time for the fulfillment of any or all of the conditions herein contained to which its obligations hereunder are subject. No failure by any Party to take any action with respect to a breach of this Agreement or a default by another Party shall constitute a waiver of the former Party's right to enforce any provision of this Agreement or to take action with respect to such breach or default or any subsequent breach or default. Waiver by any Party of any breach or failure to comply with any provision of this Agreement by another Party shall not be construed as, or constitute, a continuing waiver of such provisions, or a waiver of any other breach of or failure to comply with any other provisions of this Agreement.

        10.2 Notices. All notices, requests, consents, demands, instructions, approvals and other communications hereunder shall be delivered to all parties hereto, shall be in writing and shall be validly given, made or served, if delivered personally or sent by mail, recognized courier service, telex or telefax (confirmed by mail or recognized courier service in the case of telefaxes), and shall be deemed effective when actually received, as follows (or as designated in writing by any Party from time to time):

        If to S3, to:

        S3 Incorporated
        2841 Mission College Blvd.
        Santa Clara, California 95054
        Attention:  President
        Fax:  (408) 588-8050

        With copies to:

        Pillsbury Madison & Sutro LLP
        2550 Hanover Street
        Palo Alto, California 94304
        Attention:  Jorge A. Del Calvo, Esq.
        Fax:  (650) 233-4545

        If to VIA, to:

        VIA Technologies, Inc.
        8F, No. 553 Chung-Cheng Road
        Hsing-Tien, Taipei
        Taiwan
        Attention:  President
        Telecopier:  886-2-2218-7970

        With copies to:

        Heller Ehrman White & McAuliffe LLP
        525 University Avenue
        Palo Alto, California 94301-1900
        Attention:  Sarah A. O'Dowd, Esq.
        Fax:  (415) 324-0638

        If to JV, to:

        JV
        2841 Mission College Blvd.
        Santa Clara, California 95054
        Attention:  President
        Fax:  (408) 588-8050

        With copies to:

        Heller Ehrman White & McAuliffe LLP
        525 University Avenue
        Palo Alto, California 94301-1900
        Attention:  Sarah A. O'Dowd, Esq.
        Fax:  (415) 324-0638

        10.3 Assignment. Except as otherwise expressly provided herein, none of the Parties shall assign this Agreement or any rights, benefits or obligations hereunder without the prior written consent of the other Parties. Any attempt to so assign or delegate any of the foregoing without such consent shall be void.

        10.4 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware. For purposes of any action or proceeding involving this Agreement, JV hereby expressly submits to the jurisdiction of all federal and state courts located in the State of California and consents to be served with any process or paper by registered mail or by personal service within or without the State of California.

        10.5 Section and Other Headings. Headings of the articles, sections and subsections of this Agreement are inserted for convenience only and shall not be deemed to constitute a part hereof.

        10.6 Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument, and each fully executed counterpart shall be deemed an original.

        10.7 Entire Agreement. This Agreement (including the Schedules hereto) and the other JV Transaction Agreements constitute the entire and only agreement between the Parties relating to the subject matter hereof. Any and all prior arrangements, representations, promises, understandings and conditions in connection with said matter and any representations, promises or conditions not expressly incorporated herein or expressly made a part hereof shall not be binding upon any Party.

        10.8 Severability. In the event that any one or more of the provisions contained in this Agreement or in any other instrument referred to herein, shall, for any reason, be held to be invalid, illegal or unenforceable, such illegality, invalidity or unenforceability shall not affect any other provisions of this Agreement.

        10.9 Benefits Only to Parties. Other than as set forth in Article 8 hereof, nothing expressed by or mentioned in this Agreement is intended or shall be construed to give any Person other than the Parties and JV and their respective successors or assigns any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision herein contained, this Agreement and all conditions and provisions hereof being intended to be and being for the sole and exclusive benefit of the Parties and JV and their respective successors and assigns and for the benefit of no other Person.

        IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be duly executed on its behalf by one of its officers thereunto duly authorized, all as of the date and year first above written.

                                            S3 Incorporated



                                            By:      /s/ Ken Potashner
                                               ---------------------------------
                                            Name: Ken Potashner
                                            Title: Chief Executive Officer


                                            VIA Technologies, Inc.



                                            By:      /s/ Wen-Chi Chen
                                               ---------------------------------
                                            Name: Wen-Chi Chen
                                            Title: President and Chief Executive
                                                   Officer


                                            JV



                                            By:
                                               ---------------------------------
                                            Name:
                                            Title: